UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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The Corporate Executive Board Company
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THE CORPORATE EXECUTIVE BOARD COMPANY

1919 North Lynn Street

Arlington, Virginia 22209

(571) 303-6956

Dear Stockholder:

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Corporate Executive Board Company (the “Company”) to be held at our offices at 1919 North Lynn Street, Arlington, Virginia, 22209 on June 7, 2012 at 10:00 a.m. local time.

The notice of annual meeting and proxy statement accompanying this letter describe the specific business to be acted upon at the meeting.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

Your vote is important. Whether or not you plan to attend the meeting in person, you are requested to complete, sign, date, and promptly return the enclosed proxy card in the envelope provided. Your proxy will be voted at the annual meeting in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement, your proxy will be voted as recommended by the Board of Directors. If you hold your shares through an account with a brokerage firm or other nominee or fiduciary such as a bank, please follow the instructions you receive from such brokerage firm or other nominee or fiduciary to vote your shares.

If you plan to attend the meeting in person, please respond affirmatively to the request for that information by marking the box on the proxy card. You will be asked to present valid picture identification. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Sincerely,

Thomas L. Monahan III
Chairman and Chief Executive Officer

THE CORPORATE EXECUTIVE BOARD COMPANY

1919 North Lynn Street

Arlington, Virginia 22209

(571) 303-6956

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

April 27, 2012

Dear Stockholder:

At the annual meeting, we will ask you to:

1.	Elect as directors the nominees named in the proxy statement.

2.	Ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2012;

3.	Adopt the Company’s 2012 stock incentive plan;

4.	Hold an advisory vote to approve the compensation of the named executive officers; and

5.	Transact any other business that may properly come before the meeting (or any adjournment of the meeting).

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for director named in the proxy statement; FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2012; FOR the adoption of the Company’s 2012 stock incentive plan; and FOR the approval of the compensation of our named executive officers.

Stockholders of record at the close of business on April 13, 2012, will be entitled to notice of and to vote at the 2012 Annual Meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Sincerely,

Pamela J. Auerbach
Corporate Secretary

YOUR VOTE AT THE ANNUAL MEETING IS IMPORTANT

Please vote as promptly as possible even if you plan to attend the meeting. For information on how to vote your shares, please see the instruction form from your broker or other fiduciary, as applicable, as well as “Information About the 2012 Annual Meeting and Voting” in the proxy statement accompanying this notice. We encourage you to vote by completing, signing, and dating the proxy card, and returning it in the enclosed envelope. If you have questions about voting your shares, please contact our corporate secretary at The Corporate Executive Board Company, 1919 North Lynn Street, Arlington, Virginia 22209, telephone number (571) 303-6824. If you decide to change your vote, you may revoke your proxy in the manner described in the attached proxy statement at any time before it is voted.

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT

http://www.exbd.com/proxy

PROXY STATEMENT FOR ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2012:

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT: http://www.exbd.com/proxy. STOCKHOLDERS CAN REQUEST A COPY OF THE PROXY STATEMENT, ANNUAL REPORT, AND FORM OF PROXY FOR THIS MEETING AND FUTURE MEETINGS BY CALLING 1-877-587-8403 OR SENDING AN EMAIL TO JCONNOR@EXECUTIVEBOARD.COM.

This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2012 Annual Meeting of Stockholders of The Corporate Executive Board Company. The 2012 Annual Meeting will be held on June 7, 2012, at 10:00 a.m. local time, at the principal executive offices of The Corporate Executive Board Company, located at 1919 North Lynn Street, Arlington, Virginia 22209.

On or about April 27, 2012, we mailed this proxy statement and our 2011 Annual Report in paper copy. For information on how to vote your shares of our common stock, see the instructions included on the proxy card, or the instruction form you receive from your broker or other fiduciary, as well as the information under “Information About the 2012 Annual Meeting and Voting” in this proxy statement. Stockholders who, according to our records, owned shares of the Company’s common stock at the close of business on April 13, 2012, will be entitled to vote at the 2012 Annual Meeting.

If you would like to attend the meeting and vote in person, please send an email to jconnor@executiveboard.com and directions will be provided to you.

Information About the 2012 Annual Meeting and Voting

Why am I receiving these proxy materials?

The Board of Directors (“Board”) of The Corporate Executive Board Company (“Company”) is asking for your proxy for use at the 2012 Annual Meeting of Stockholders (the “meeting”) of the Company, to be held at our principal executive offices at 1919 North Lynn Street, Arlington, Virginia 22209 on June 7, 2012, at 10:00 a.m. local time, and at any adjournment or postponement of the meeting. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Who is soliciting my vote?

The Board of the Company is soliciting your vote.

When were the enclosed solicitation materials first given to stockholders?

We initially mailed to stockholders of the Company this proxy statement, a proxy card and our 2011 Annual Report on or about April 27, 2012.

What is the purpose of the meeting?

You will be voting on:

•	election as directors the nominees named in the proxy statement;

•	ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2012;

•	adoption of the Company’s 2012 stock incentive plan;

•	approval, in an advisory vote, of the compensation of the named executive officers as disclosed in this proxy statement; and

•	other business that is properly presented at the meeting.

What are the Board’s recommendations?

The Board recommends a vote:

•	“FOR” the election of the director nominees named in this proxy statement;

•	“FOR” the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2012;

•	“FOR” the adoption of the Company’s 2012 stock incentive plan; and

•	“FOR” the approval, in an advisory vote, of the compensation of the named executive officers as disclosed in this proxy statement.

Who is entitled to vote at the meeting, and how many votes do they have?

Only holders of record of our common stock at the close of business on April 13, 2012 (the “record date”) will be entitled to vote at the meeting. Each share has one vote. There were 33,465,338 shares of common stock outstanding on the record date.

What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the record date are present, either in person or by proxy, we will have a quorum at the meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether we have a quorum. Since there were 33,465,338 shares of common stock outstanding on April 13, 2012, the presence of holders of 16,732,670 shares will represent a quorum. We must have a quorum to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum is present at the meeting, the approval of each proposal requires the number of votes described below:

•

The eight nominees for election as directors of the Company who receive the highest number of “FOR” votes cast at the meeting (either in person or by proxy) will be elected as directors. This is referred to as “plurality” approval.

•

Ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2012 requires that a majority of the votes cast at the meeting (either in person or by proxy) be voted “FOR” this proposal.

•	Adoption of the Company’s 2012 stock incentive plan requires that a majority of the votes cast at the meeting (either in person or by proxy) be voted “FOR” this proposal.

•

The approval of a resolution approving the compensation of our named executive officers as disclosed in this proxy statement is an advisory (non-binding) vote; however, we value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Who can attend the meeting?

All stockholders as of April 13, 2012, or their duly appointed proxies, may attend the meeting.

What do I need to attend the meeting?

In order to be admitted to the meeting, a stockholder must present proof of ownership of Company stock on the record date. If your shares are held in the name of a broker, bank, custodian, nominee, or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the meeting. You will also be required to present a form of photo identification, such as a driver’s license.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We ask stockholders to instruct the proxy how to vote so that all common shares may be voted at the meeting even if the holders do not attend the meeting.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either for or against any of the proposals being presented to stockholders and will have no impact on the result of the vote on these proposals.

How do I vote?

You must be present, or represented by proxy, at the meeting in order to vote your shares. You can submit your proxy by completing, signing, and dating your proxy card and mailing it in the accompanying pre-addressed envelope. YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE, AND RETURN IT BEFORE THE MEETING DATE.

How will my proxy vote my shares?

If your proxy card is properly completed and received, and if it is not revoked, before the meeting, your shares will be voted at the meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card, but do not give any voting instructions, your shares will be voted “FOR” the election of each of the director nominees listed in Proposal 1, “FOR” ratification of the retention of our independent registered public accounting firm in Proposal 2, “FOR” the adoption of the Company’s 2012 stock incentive plan in Proposal 3; and “FOR” the approval of the compensation of our named executive officers in Proposal 4. To our knowledge, no other matters will be presented at the meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares are held in a brokerage account, you will receive from your broker a full meeting package including a voting instruction form to vote your shares. Your brokerage firm may permit you to provide voting instructions by telephone or by the internet. Brokerage firms have the authority under New York Stock Exchange rules to vote their clients’ unvoted shares on certain routine matters. The matter covered by Proposal 2 (ratification of independent registered public accounting firm) is considered a routine matter under the rules of the New York Stock Exchange. Therefore, if you do not vote on this proposal, your brokerage firm may choose to vote for you or leave your shares unvoted on this proposal.

New York Stock Exchange rules, however, do not permit brokerage firms to vote their clients’ unvoted shares in the election of directors (Proposal 1), the vote to adopt the Company’s 2012 stock incentive plan (Proposal 3), or the advisory vote to approve the compensation of our named executive officers (Proposal 4). Therefore, if you do not vote on Proposals 1, 3, or 4, your shares will remain unvoted on those proposals. We urge you to provide voting instructions to your brokerage firm so that your vote will be cast on those proposals.

What does it mean if I receive more than one proxy card or instruction form?

If you receive more than one proxy card or instruction form, it means that you have multiple accounts with our transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all of your shares.

How do I revoke my proxy and change my vote prior to the meeting?

If you submit the enclosed proxy card, you may change your vote at any time before voting takes place at the meeting. You may change your vote in one of four ways:

•

You may deliver another proxy card or voter instruction form to The Corporate Executive Board Company, ATTN: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209, with a written notice dated later than the proxy you want to revoke stating that the proxy is revoked.

•	You may complete and send in another proxy card or voting instruction form with a later date.

•	You may attend the meeting and vote in person.

•

For shares you hold beneficially or in “street name,” you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the meeting and voting in person.

Who pays for the proxy solicitation and how will the Company solicit votes?

We will pay the costs of preparing, printing, and mailing the notice of Annual Meeting of Stockholders, this proxy statement, the enclosed proxy card, and our 2011 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile, or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

Proposals to be Presented at the Annual Meeting

We will present four proposals at the meeting. We have described in this proxy statement all of the proposals that we expect will be made at the meeting. If any other proposal is properly presented at the meeting, we will, to the extent permitted by applicable law, use your proxy to vote your shares of common stock on such proposal in our best judgment.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently consists of eight members. The Nominating and Corporate Governance Committee has recommended for election to the Board each of the eight current directors. The Board has unanimously approved the recommended slate.

The following table shows the Company’s nominees for election to the Board. Each nominee, if elected, will serve until the next Annual Meeting of Stockholders and until a successor is named and qualified, or until his or her earlier resignation or removal. We have no reason to believe that any of the nominees is unable or will decline to serve as a director if elected.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Thomas L. Monahan III	45	Chairman and Chief Executive Officer of the Company	2001
Gregor S. Bailar	48	Former Chief Information Officer of Capital One Financial Corporation	2007
Stephen M. Carter	58	Chief Executive Officer and President of Superior Essex, Inc.	2007
Gordon J. Coburn	48	President of Cognizant Technology Solutions Corporation	2007
L. Kevin Cox	48	Executive Vice President of Human Resources of American Express Company	2010
Nancy J. Karch	64	Director Emeritus, McKinsey & Company	2001
Daniel O. Leemon	58	Retired Executive Vice President and Chief Strategy Officer of Charles Schwab Corporation	2003
Jeffrey R. Tarr	49	CEO and President of DigitalGlobe, Inc.	2010

The Nominating and Corporate Governance Committee and the Board seek, and the Board is comprised of, individuals whose characteristics, skills, expertise, and experience complement those of other Board members. We have set out below biographical and professional information about each of the nominees, along with a brief discussion of the experience, qualifications, and skills that the Board considered important in concluding that the individual should serve as a current director and as a nominee for re-election as a member of our Board.

Thomas L. Monahan III has been chairman of the Board since 2008, chief executive officer (“CEO”) since 2005, a director since 2001, and a member of the Company’s leadership team since 1999. From 2001 until 2005, Mr. Monahan served as the Company’s general manager, Corporate Practice; from 1998 until 2001, Mr. Monahan served as executive director, Research; and from 1996 until 1997, Mr. Monahan served in similar capacities with The Advisory Board Company, from which the Company spun-off in 1998. Prior to 1996, Mr. Monahan served as a senior consultant for the Deloitte & Touche Consulting Group, a director at the Committee for Economic Development, and a staff consultant at Andersen Consulting. Mr. Monahan also serves as a director of Convergys Corporation, a global relationship management company, where he chairs the governance and nominating committee and serves as a member of the audit committee. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University. The Board selected Mr. Monahan because of the breadth of his knowledge and experience in all aspects of the Company’s activities, including its products and services, customers, operations, strategic interests, and sales and marketing efforts; his role currently as the CEO and formerly in key management positions at the Company; and his nearly ten years of experience in the consulting and information services fields prior to joining the Company.

Gregor S. Bailar has been a director since 2007. Since 2007, Mr. Bailar has been an independent investor, advisor, and philanthropist. From 2001 until 2007, Mr. Bailar was the chief information officer of Capital One Financial Corporation (“Capital One”), a global financial services company, where he was responsible for that company’s technology activities. Prior to joining Capital One, Mr. Bailar served as chief information officer and executive vice president for Operations and Technology for the National Association of Securities Dealers/The NASDAQ Stock Market, from 1998 until 2001. Mr. Bailar served as a director for Endurance Specialty

Holdings, Inc. and as a director and member of the audit committee of Digitas, Inc., until its acquisition by Publicis Groupe in 2007. Mr. Bailar received a degree in electrical engineering and computer science from Dartmouth College. The Board selected Mr. Bailar because of his robust knowledge and experience in information technology innovation over his years as an operating executive, as well as his experience in enterprise risk management and audit committee matters.

Stephen M. Carter has been a director since 2007. Mr. Carter has been the chief executive officer and a director of Superior Essex Inc. (“Superior Essex”), a wire and cable manufacturer, since 2003, and president since 2004. Mr. Carter was a consultant from 2002 to 2003. From 2000 until 2002, Mr. Carter was president and chief executive officer of Cingular Wireless, a provider of network wireless services. Mr. Carter served in various positions with SBC Communications (now AT&T Inc.) and its predecessor company, Southwestern Bell, including president and chief executive officer of SBC Wireless, president of SBC Strategic and Special Markets, and president and chief executive officer of Southwestern Bell Telecom. Mr. Carter, who received a Masters degree from the City University, London, is qualified as a Fellow of the Chartered Institute of Management Accountants. The Board selected Mr. Carter because of his broad knowledge and experience as a CEO in business-to-business operating companies, including in his current role as CEO of a global business; as well as his experience in key human capital issues such as succession planning and executive compensation; and in public company accounting, finance, and audit matters.

Gordon J. Coburn has been a director since 2007. Mr. Coburn is the president of Cognizant Technology Solutions Corporation (“Cognizant”), a global provider of information technology and business process outsourcing services. Prior to his current role, Mr. Coburn was chief operating officer of Cognizant from 2007 until 2011, and chief financial officer and treasurer from 1998 until 2011. From 1990 until 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation. Mr. Coburn, who served on the board and audit committee of ICT Group, Inc. until 2010, received a B.A. from Wesleyan University and an M.B.A degree from the Amos Tuck School at Dartmouth College. Mr. Coburn is qualified as a financial expert. The Board selected Mr. Coburn because of his extensive knowledge and experience in accounting, finance, and audit issues over more than a decade as a public company chief financial officer, as well as his global management experience in the business-to-business services segment as a COO and now as president.

L. Kevin Cox has been a director since 2010. Mr. Cox is executive vice president of Human Resources at American Express Company (“American Express”), a global provider of payment solutions and travel-related services for consumers and businesses, a position he has held since 2005. Mr. Cox has been a member of the American Express Business Operating Committee since 2005. Prior to joining American Express, Mr. Cox spent 16 years at PepsiCo and Pepsi Bottling Group, where he held positions leading strategy, business development, technology, and human resources. Mr. Cox serves as the lead director of The Chefs Warehouse, a specialty food distributor, where he also serves as chair of the nominating and corporate governance committee and as a member of the audit committee and the compensation committee, positions he has held since 2011. Mr. Cox served as a member of the board of directors of Virgin Mobile USA from 2007 until 2009, when Virgin Mobile was acquired by Sprint Nextel. He served as a director and chairman of Ability Beyond Disability, a rehabilitation institute located in Bethel, CT, from 1999-2011. Mr. Cox holds a Master of Labor and Industrial Relations from Michigan State University and a Bachelor of Arts from Marshall University. The Board selected Mr. Cox because of his experience in global human resource operations over two decades, as well as his experience in business-to-business strategy and as a long-time member of the Company’s programs.

Nancy J. Karch has been a director since 2001. Ms. Karch served as lead director from 2010 through June 30, 2011, has served as a member of each of the standing committees of the Board, and currently serves as chair of the nominating and corporate governance committee. Ms. Karch is director emeritus of McKinsey & Company, where she served as a senior partner from 1988 until her retirement in 2000, and in various executive capacities beginning in 1974. Ms. Karch serves as a director, nominating and governance committee chair, and audit committee member of Liz Claiborne, Inc., apparel retailer and marketer; director, nominating and corporate governance committee chair, and management development and compensation committee member of Genworth

Financial, Inc., a provider of insurance and investment services; director and member of the audit committee and the nominating and corporate governance committee of MasterCard Incorporated, a global payment-solutions company; and director and audit committee member of Kimberly-Clark, a global consumer products company. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University, and an M.B.A. from Harvard Business School. The Board selected Ms. Karch because of her extensive knowledge and experience over more than 25 years as a strategic and marketing consultant, often addressing issues similar to those addressed by the Company in providing best practice research and information, as well as her decade of experience in the full range of board, committee, and governance functions as a member of various public company boards.

Daniel O. Leemon has been a director since 2003 and lead director since July 1, 2011. From 1995 until his retirement in 2004, Mr. Leemon was executive vice president and chief strategy officer of the Charles Schwab Corporation (“Schwab”), a financial services provider, as well as a member of that company’s executive committee. Prior to Schwab, Mr. Leemon held numerous executive positions with The Boston Consulting Group, an independent consulting firm; and senior management positions with several consumer goods and retail companies. Mr. Leemon has served as a trustee of the Russell Investments Exchange Traded Funds since 2011. Mr. Leemon received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University. The Board selected Mr. Leemon because of his expertise in business strategy, internal communications, and executive compensation matters; his particular knowledge and experience in evaluating new opportunities and growth initiatives; and his experience as a member of the Company’s programs.

Jeffrey R. Tarr has been a director since 2010. Mr. Tarr is CEO, president, and a director of DigitalGlobe, Inc. (“DigitalGlobe”), a leading global provider of commercial high-resolution earth imagery products and services, positions he has held since 2011. Until December 31, 2010, Mr. Tarr was president and COO of IHS Inc. (“IHS”), a leading global source of information and insight in energy, economics, geopolitical risk, sustainability, and supply chain management. Before becoming president and COO of IHS in 2008, Mr. Tarr was co-president and co-COO (2007 until 2008), and president and COO of one of the two operating divisions (2004 until 2007), of IHS. From 2001 until 2003, Mr. Tarr was CEO of Hoover’s, Inc., also serving as chairman from 2002, and in 2003, he oversaw the sale of Hoover’s to The Dun & Bradstreet Corporation. He remained president of Hoover’s through 2004. Mr. Tarr is a graduate of Princeton University and holds an M.B.A. from the Stanford Graduate School of Business. The Board selected Mr. Tarr because of his operating and strategy portfolio, as well as his years of experience as an information services executive serving the business-to-business sector.

The Board of Directors Unanimously Recommends That You Vote FOR the Election of All of the Nominees For Director.

Information About the Board of Directors and Committees

Independence of Directors

Our Board is comprised of eight members, seven of whom are independent directors. Mr. Monahan is not an independent director in light of his employment as CEO of the Company.

The Board, upon recommendation of the Nominating and Corporate Governance Committee, unanimously determined that each of our seven non-employee directors are “independent,” as such term is defined in the New York Stock Exchange Listed Company Manual (“Listed Company Manual”).

The definition of “independent director” included in the Listed Company Manual includes a series of objective tests, such as that the director is not an employee of the Company, has not engaged in various types of specified business dealings with the Company, and does not have an affiliation with an organization that has had specified business dealings with the Company. Consistent with the Company’s Corporate Governance Principles, the Board’s determination of independence is made in accordance with the Listed Company Manual, as the Board has not adopted supplemental independence standards. As required by the Listed Company Manual, the

Board also has made a subjective determination with respect to each director that such director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), even if the director otherwise satisfies the objective independence tests included in the definition of an “independent director” included in the Listed Company Manual.

In determining that each individual who served as a member of the Board in 2011 (other than Mr. Monahan) is or was independent, the Board considered that, in the ordinary course of business, transactions may occur between the Company and entities with which some of our directors are affiliated. The Board unanimously determined that the relationships discussed below were not material. No unusual discounts or terms were extended.

As part of its review, the Board considered that Messrs. Carter, Coburn, Cox, and Tarr are or were executive officers of organizations that have memberships with the Company, but each of those organizations paid the Company significantly less in each of the last three fiscal years than the greater of $1 million or 2% of such other organization’s consolidated gross revenues. The Board considered that Mr. Carter is an executive officer of Superior Essex, which is one of the Company’s members. In 2009, 2010, and 2011, sales to Superior Essex amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenues. The Board also considered that Mr. Coburn is an executive officer of Cognizant, which is one of the Company’s members. In 2009, 2010, and 2011, sales to Cognizant amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenues. The Board considered that Mr. Cox is an executive officer of American Express, which is one of the Company’s members. In 2009, 2010, and 2011, sales to American Express amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenues.

Lastly, the Board considered that Mr. Tarr was an executive officer of IHS and is an executive officer and director of DigitalGlobe. In 2009, 2019, and 2011, sales to these companies amounted to significantly less than the greater of $1 million or 2% of such other organizations’ consolidated gross revenues.

The Board also determined that the relationships between organizations for which Mr. Bailar, Ms. Karch, and Mr. Leemon serve or have served as directors, and the Company, were not prohibited by any of the objective independence standards included in the Listed Company Manual and do not constitute “material” relationships with the Company. The fees received from each of these companies represented significantly less than the greater of $1 million or 2% of such other organizations’ consolidated gross revenues. Mr. Bailar formerly served as a director of Endurance Specialty Holdings, which is a member of the Company. In 2009, 2010, and 2011, sales to Endurance Specialty Holdings amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenues. Ms. Karch serves as a director of Liz Claiborne, Genworth Financial, Inc., MasterCard Inc., and Kimberly-Clark, Inc., each of which is a member of the Company. In 2009, 2019, and 2011, sales to each of those companies amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenues. Mr. Leemon serves as a trustee of Russell Investments Exchange-Traded Funds, which is a member of the Company. In 2009, 2010, and 2011, sales to Russell Investments Exchange-Traded Funds amounted to significantly less than the greater of $1 million or 2% of such other organization’s consolidated gross revenues.

Leadership Structure

The Board believes that the Company’s stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, the Company’s Corporate Governance Principles provide that the Board may combine or separate the roles of the CEO and chairman, as it deems advisable and in the best interests of the Company and its stockholders.

The independent directors have concluded that the most effective leadership structure for the Company at the present time is for Mr. Monahan to serve as both our CEO and chairman. The Board made this determination in light of Mr. Monahan’s long service to, and varied experiences within, the Company, which allow him to bring to the Board a broad and uniquely well-informed perspective on the Company’s business, as well as substantial insight into the trends and opportunities that can affect the Company’s future. In adopting the structure, the Board also concluded that the strong independent membership of the Board and its standing committees ensures robust and effective communication between the directors and members of management, and that the overall leadership structure is effective in providing the Board with a well-informed and current view of the Company’s business that enhances its ability to address strategic considerations, as well as focus on the opportunities and risks that are of greatest importance to the Company and its stockholders. The Board believes this structure has served the Company well for the past four years.

Under our Corporate Governance Principles, the Board has the flexibility to modify or continue the leadership structure, as it deems appropriate. Until 2010, the Board operated with a presiding director who, among other responsibilities, chaired the executive sessions of the Board. As part of its ongoing evaluation of the most effective leadership structure for the Company, in 2010 the independent directors decided to replace the presiding director position with a lead director. The independent directors believe that having a lead director enhances the Board’s independent oversight of management by further providing for strong independent leadership; independent discussion among directors; and independent evaluation of, and communication with, senior management of the Company. Ms. Karch served as lead director through June 30, 2011. Mr. Leemon has served as lead director since July 1, 2011, when he was unanimously elected by the independent directors based on his tenure on the Company’s Board and committees, and his knowledge of governance practices, strategic considerations, and the Company’s business interests.

Specific duties of the lead director include:

•	presiding at meetings of the independent directors;

•	serving as a liaison between the chairman and the independent directors;

•	consulting on meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and schedules to assure there is sufficient time to discuss all agenda items;

•	calling meetings of the independent directors, including at the request of such directors;

•	presiding at Board meetings when the chairman is not present;

•	working with the independent directors to respond to stockholder inquiries involving the Board; and

•	performing such other duties as the Board may from time to time delegate.

Director Attendance at Board, Committee, and Other Meetings

Directors are expected to attend Board meetings and meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. The Board does not have a policy on director attendance at the Company’s annual meeting; however, the lead director attended the 2011 Annual Meeting.

The non-management directors (who also constitute all of the independent directors) meet in regularly scheduled executive sessions in connection with each regularly scheduled Board meeting and at such other times as the non-management directors deem appropriate. In 2011, these sessions were led by the lead director.

In 2011, the Board held eight regular and special meetings, the non-management directors held five regular and special executive sessions, the Audit Committee held ten regular and special meetings, the Compensation

Committee held ten regular and special meetings, and the Nominating and Corporate Governance Committee held seven regular and special meetings. Each director attended 75% or more of the regular and special meetings of the Board and of the committees on which he or she served that were held during his or her term of office. Each of the non-management (and independent) directors attended 75% or more of the regular and special executive sessions that were held during his or her term of office.

Committees of the Board

Our Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees is solely comprised of and chaired by independent directors, each of whom the Board has affirmatively determined is independent pursuant to the Listed Company Manual. Each of the committees operates pursuant to its charter. The Committee Charters are reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee proposes revisions to the charters. The responsibilities of each committee are described in more detail below. The charters for the three committees are available on the Company’s website at http//www.executiveboard.com/ by following the link to “Investors” and then to “Corporate Governance.”

Audit Committee

The Audit Committee, among other things, is responsible for:

•	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

•	reviewing the internal audit function, including its independence, plans, and budget;

•	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

•	reviewing our internal controls with the independent auditor, the internal auditor, and management;

•	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

•	overseeing our financial compliance system; and

•	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under Securities and Exchange Commission (“SEC”) rules and the Listed Company Manual. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Coburn meets the qualifications of an Audit Committee financial expert (see “Directors/Nominees” for a description of Mr. Coburn’s qualifications). In 2011, members of the Audit Committee consisted of Mr. Bailar, Mr. Carter, Mr. Coburn, and Mr. Tarr. Mr. Bailar served as chair in 2011.

Compensation Committee

The Compensation Committee, among other things, is responsible for:

•	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

•	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

•	negotiating and overseeing employment agreements with officers and directors; and

•	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

For additional information regarding the Compensation Committee’s procedures for setting compensation of our executive officers, see “Compensation Discussion and Analysis.” In 2011, the Compensation Committee consisted of Mr. Carter, Mr. Cox, and Mr. Leemon. Mr. Leemon served as chair in 2011.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, is responsible for:

•	reviewing and assessing the development of the executive officers, and considering and making recommendations to the Board regarding promotion and succession issues;

•	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees, and the Board as a whole;

•	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise, and experience, including diversity considerations, for the full Board and each committee;

•	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

•	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

•	overseeing the Company’s compliance program, including the Code of Conduct; and

•

overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

In 2011, membership of the Nominating and Corporate Governance Committee consisted of Mr. Coburn, Ms. Karch, and Mr. Leemon. Ms. Karch served as chair in 2011. In 2012, the Board unanimously elected Mr. Coburn to begin serving as chair effective July 1, 2012, based on his experience over more than a decade as a public company president, chief operating officer, and chief financial officer; and his knowledge of governance practices.

Consideration of Director Nominees

As specified in our Corporate Governance Principles, we seek directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the Company and its success. The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate and desirable mix of characteristics, skills, expertise, and experience for the full Board and each committee, taking into account both existing directors and all nominees for election as directors, as well as any diversity considerations and the membership criteria reflected in the Corporate Governance Principles. The Nominating and Corporate Governance Committee and the Board, which do not have a formal diversity policy, consider diversity in a broad sense when evaluating board composition and nominations; and they seek to include directors with a diversity of experience, professions, viewpoints, skills, and backgrounds that will enable them to make significant contributions to the Board and the Company, both as individuals and as part of a group of directors. The Board evaluates each individual in the context of the full Board, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s attendance at meetings and participation in and contributions to the activities of the Board and its committees.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, and its process for considering such recommendations is no different than its process for screening and evaluating candidates suggested by directors, management of the Company, or third parties. The Company’s bylaws require that any such recommendation should be submitted in writing to the corporate secretary of the Company not less than 45 days nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the previous year’s annual meeting, then to be timely, a stockholder’s recommendation must be delivered to the corporate secretary not later than the close of business on the tenth day following the day on which a public announcement with respect to the date of such meeting is first made by the Company. If mailed, such notice shall be deemed to have been given when received by the corporate secretary. A stockholder’s recommendation of a nominee for election as a director also must include the information specified in our bylaws.

Compensation of Non-Employee Directors and Stock Ownership Guidelines

Non-employee directors receive compensation for their service on our Board, and, beginning in 2011, for service as a committee chair or as lead director, which compensates them for their Board responsibilities while aligning their interests with the long-term interests of our stockholders. The Compensation Committee makes recommendations to the Board concerning director compensation under the Company’s equity compensation plans and determines other director compensation arrangements, as appropriate. The Board of Directors approved an increase to the equity holding requirements for non-employee directors from 1,000 shares of the Company’s stock to 4,000 shares of the Company’s stock, effective January 1, 2012. The policy requires each non-employee director to satisfy the requirement within four years of the requirement taking effect or within four years of joining the Board. Vested Restricted Stock Units (“RSUs”), including vested shares in the Company’s Deferred Compensation Plan, will be permitted to apply toward satisfying these requirements.

Directors who are employees of the Company do not receive additional compensation for Board service. Compensation paid to Mr. Monahan in his capacity as CEO in 2011 is described in the “Summary Compensation Table.” The following table sets forth information regarding 2011 compensation for each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Gregor S. Bailar	47,500	100,000	—	147,500
Stephen M. Carter	40,000	100,000	—	140,000
Gordon J. Coburn	40,000	100,000	—	140,000
L. Kevin Cox	40,000	100,000	—	140,000
Nancy J. Karch	55,000	100,000	—	155,000
Daniel O. Leemon	55,000	100,000	—	155,000
Jeffrey R. Tarr	40,000	100,000	—	140,000

(1)

Each non-employee director received a grant of 2,557 RSUs on March 30, 2011 with a grant date fair value of $39.10 per share. The aggregate number of nonvested RSUs at December 31, 2011 was as follows: Mr. Bailar (10,637), Mr. Carter (10,637), Mr. Coburn (10,637), Mr. Cox (2,557), Ms. Karch (10,637), Mr. Leemon (10,637), and Mr. Tarr (2,557).

Corporate Governance Matters

We are committed to maintaining strong corporate governance practices that benefit the long-term interests of our stockholders by providing for effective oversight and management of the Company. Our governance policies, including our Corporate Governance Principles; Code of Conduct for directors, officers, and employees; and Committee Charters can be found on our website at http//www.executiveboard.com/ by following the link to “Investors” and then to “Corporate Governance.”

The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Principles and Committee Charters to ensure that they take into account developments at the Company, changes in regulations and listing requirements, and the continuing evolution of best practices in the area of corporate governance. In 2010, the Board unanimously adopted, upon the recommendation of the Nominating and Corporate Governance Committee, revised Corporate Governance Principles and amended charters for each of its committees. These governance materials establish the central role that the Board and its committees play in the Company’s corporate governance and business strategy efforts, including in the areas of board leadership and risk oversight.

The Board conducts an annual self-evaluation in order to assess whether the directors, the committees, and the Board are functioning effectively.

Code of Conduct

Our Code of Conduct (the “Code”), which was restated as of August 5, 2010, applies to all officers, directors, and employees of the Company, including financial professionals, including our chief financial officer (“CFO”) and our controller/treasurer, as well as our CEO. We require that they avoid conflicts of interest, comply with applicable laws, protect Company assets, and conduct business in an ethical and responsible manner and in accordance with the Code. The Code prohibits employees from taking unfair advantage of our business partners, competitors, and employees through manipulation, concealment, misuse of confidential or privileged information, misrepresentation of material facts, or any other practice of unfair dealing or improper use of information. Our Code is publicly available and can be found on our website at http//www.executiveboard.com/ by following the link to “Investors” and then to “Corporate Governance.”

If we make substantive amendments to the Code, or grant any waiver, including any implicit waiver, from a provision of the Code to our CEO and chairman, CFO, controller and treasurer, and any of our other officers, financial professionals, and persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report filed with the SEC on Form 8-K.

Communications with Non-Employee Directors

The Board recognizes the importance of providing stockholders with a means to communicate with both individual directors and with the Board generally. Stockholders may communicate with the members of the Board individually, with the lead director or all independent directors, or with the Board as a group by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Stockholders are requested to mark the envelope “BOARD COMMUNICATION” and indicate the director(s) or group of directors for which the communication is intended. The corporate secretary promptly forwards stockholder communications that she determines to be significant to the directors, and keeps a record of all stockholder communications that she deems not to be significant and reports such communications to the Board on a periodic basis, but not less frequently than quarterly. Any communication specifically directed to the lead director shall be promptly forwarded by the corporate secretary to the lead director.

Communications with Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

In addition, interested persons can alert the Audit Committee to conduct that raises concerns about financial or audit matters by leaving a voicemail on the Company’s Global Ethics Hotline at 1-800-863-2614. The Company’s chief compliance officer is responsible for bringing Hotline calls to the prompt attention of the Audit Committee. The Company’s internal auditor conducts a quarterly assessment of the proper functioning of the Hotline, and the Audit Committee regularly reviews the Hotline and other mechanisms for raising complaints within the Company.

Risk Oversight

Company management is responsible for the day-to-day management of risk to the Company and its business. As the focal point for these efforts, the Company has a risk committee, which includes those members of the Company’s senior management, including the Company’s internal auditor, who supervise day-to-day risk management efforts at the Company. The risk committee has responsibility for identifying all potential material risks, as well as implementing appropriate and reasonable risk mitigation efforts. This includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance levels. The risk committee reports periodically (and not less than quarterly) to the Board or to committees of the Board, and members of the risk committee also meet with Board committees when requested.

Our Board oversees the Company’s overall risk management process. The Board and its committees receive input and periodic reports from the risk committee and from other members of management, as well as from outside advisors to the Company and to the committees, as appropriate, all as part of the risk oversight process. The Board considers risks broadly, including those related to the Company’s operations, strategy and mergers and acquisitions, finance, human resources activities (including the Company’s compensation programs), legal and compliance matters, and information technology activities, and any other activities that in the judgment of the Board or its committees may create a material risk to the Company.

The Board considers the adequacy and effectiveness of the Company’s general risk management strategy, the most significant risks facing the Company, and whether the Company is implementing appropriate risk mitigation strategies. The Board also considers risk concerns in connection with its oversight and approval of matters that regularly come before the Board, such as acquisitions.

The Board has delegated to each of its standing committees the responsibility for overseeing specific areas of potential risk, as described below and set forth in the Corporate Governance Principles and the Committee Charters. Each committee is responsible for reporting promptly to the Board any risk that it concludes is reasonably likely to be material to the Company:

•

The Audit Committee is responsible for overseeing risk management related to the Company’s accounting and financial reporting policies and procedures, the internal audit function, and information technology.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risk management related to the Company’s corporate governance and legal and regulatory compliance policies and procedures, including leadership, structure, and succession planning.

•	The Compensation Committee is responsible for overseeing risk management related to the Company’s compensation policies and practices.

We believe that this division of risk oversight between the Board and the committees, with Company management having primary and day-to-day responsibility for risk management, is an effective approach for overseeing, managing, and addressing the risks that the Company faces.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the registered public accounting firm engaged to prepare or issue an audit report on the consolidated financial statements of the Company and an audit report on the Company’s internal control over financial reporting, and such other duties as directed by the Board. The Audit Committee also meets periodically with the Company’s independent registered public accounting firm, separately, without members of management present. Management has the primary responsibility for preparing the consolidated financial statements and implementing the Company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2011 and management’s maintenance of, and its assessment of the effectiveness of, internal control over financial reporting as of December 31, 2011. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or superseded (Communication with Audit Committees). The Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In addition, the Audit Committee has concluded that the non-audit services are compatible with maintaining the independence of the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE MEMBERS

Gregor S. Bailar, Chair

Stephen M. Carter

Gordon J. Coburn

Jeffrey R. Tarr

Independent Registered Public Accounting Firm Fees and Services

Fees paid to our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2011	2010
Audit fees	$466,000	$487,000
Audit-related fees	25,000	26,000
Tax fees	226,000	183,000
All other fees	—	—

Total	$717,000	$696,000

Audit Fees:    Audit fees were for professional services associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, consultations concerning financial accounting and reporting standards, and regulatory filings.

Audit-Related Fees:    Audit-related fees principally include audits for a benefit plan.

Tax Fees:    Tax fees include tax compliance, tax advice, and tax planning services.

All Other Fees:    We did not incur fees for any services other than those in the above three categories.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, subject to a $50,000 limitation per engagement, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

PROPOSAL 2 — RATIFY THE RETENTION OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDED DECEMBER 31, 2012

The Audit Committee has retained Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for the year ended December 31, 2012 and the audit of the Company’s internal control over financial reporting as of December 31, 2012. Ernst & Young has served as the Company’s independent registered public accounting firm since 2002. Ernst & Young has confirmed to the Audit Committee and the Company that it complies with all rules, standards, and policies of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC rules governing auditor independence.

Representatives of Ernst & Young will be present at the meeting and will have the opportunity to make a statement at the meeting if they wish to do so, and to respond to appropriate questions asked by stockholders. See “Independent Registered Public Accounting Firm Fees and Services” for a description of the fees paid to Ernst & Young for the years ended December 31, 2011 and 2010, and other matters relating to the procurement of services.

We are seeking stockholder ratification of the retention of Ernst & Young. Although stockholder ratification of the retention of our independent registered public accounting firm is not required, we are submitting the selection of Ernst & Young for ratification as a matter of good corporate governance. Even if the selection is ratified, the Audit Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit Committee’s selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of an independent registered public accounting firm.

The Board of Directors Unanimously Recommends a Vote FOR Ratification of the Retention of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2012

Related Party Transactions

The Audit Committee has responsibility for reviewing and, if appropriate, for approving any related party transactions that would be required to be disclosed pursuant to applicable SEC rules. This includes current or proposed transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any of the Company’s executive officers, directors, or greater than five percent stockholders, or any members of their immediate families, has a direct or indirect material interest. As of the date of this proxy statement, there were no such transactions entered into since January 1, 2011.

PROPOSAL 3 — ADOPTION OF 2012 STOCK INCENTIVE PLAN

Stockholders are asked to approve The Corporate Executive Board Company 2012 Stock Incentive Plan (the “2012 Plan”). The 2012 Plan, which is substantially similar to the Company’s existing plans, is intended to supersede existing equity compensation plans and continue to allow certain forms of share-based compensation and performance-based cash bonuses to eligible employees.

Background

Adoption of the 2012 Plan will continue to provide flexibility in structuring equity-based awards to attract, retain and compensate talented employees and officers. Currently, we implement our equity compensation arrangements for executives and employees through the 2004 Stock Incentive Plan (the “2004 Plan”). At March 31, 2012, there were 1,300,498 shares subject to outstanding stock options and stock appreciation rights (“SARs”) under the 2004 Plan, with a weighted average exercise price of $60.70 per share, and a weighted average remaining term of 2.16 years. Additionally, there were 964,679 unvested RSUs outstanding at March 31, 2012. A total of 1,885,918 shares remain available for grant at March 31, 2012 under the 2004 Plan. As more fully described below, if stockholders approve the new 2012 Plan, no new grants will be made under the 2004 Plan and such plan will be frozen; however, the 1,885,918 shares available for grant at March 31, 2012 will be made available for grant under the new 2012 Plan. If stockholder approval of the 2012 Plan is not obtained, the 2004 Plan will not be frozen and will continue to be available for new grants in accordance with the 2004 Plan’s terms.

Share-based compensation continues to be a centerpiece of our incentive compensation program for key employees. We believe that equity grants have been critical in attracting and retaining talented employees and officers, aligning their interests with those of stockholders, and focusing key employees on the long-term growth of the Company. Approval of the 2012 Plan will permit us to continue to use share-based compensation to align stockholder and employee interests and to motivate employees and others providing services to the Company or any subsidiary. In addition to Company employees, the 2012 Plan will continue to permit limited participation by other service providers, subject to strict limitations on the aggregate number of shares that may be granted to such participants.

The 2012 Plan provides for the granting of stock options, SARs, restricted stock, RSUs, deferred stock units, and incentive bonuses. The Company expects to continue to primarily grant RSUs for equity-based compensation arrangements, but the 2012 Plan provides for a number of other equity-compensation arrangements that may be used by the Company based on changes in competitive practices and possible changes in accounting or tax treatment. Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) with respect to options and other awards by qualifying payments under the 2012 Plan as performance-based compensation.

In addition, the 2012 Plan prohibits:

•	Granting stock options at a price below market price on the date of grant.

•

Repricing a stock option or stock appreciation right without stockholder approval other than pursuant to an anti-dilution adjustment of options. Such prohibited repricing includes canceling, substituting, or exchanging outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, unless approved by shareholders.

•	Granting stock options that are scheduled to first become exercisable within one year of the date of grant.

•

Granting restricted stock or RSUs that are scheduled to become fully vested in less than three years or, in the case of such arrangements that are tied to satisfaction of performance criteria, which are based on performance over a period of less than one year.

Summary of Key Terms of the 2012 Plan

The following is a brief description of the 2012 Plan. The full text of this 2012 Plan is attached as Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the 2012 Plan set forth in Appendix A.

2012 Plan Term:    June 7, 2012 to June 7, 2022, subject to stockholder approval of the 2012 Plan.

Award Types:    Options, SARs, restricted stock, RSUs, deferred stock units and incentive bonuses may be awarded under the 2012 Plan.

Shares Authorized:    7,485,918 shares (5,600,000 new shares plus 1,885,918 shares available to be issued under the 2004 Plan) plus any shares subject to outstanding awards under the 1999 Stock Option Plan, the 2001 Stock Option Plan, the 2002 Plan or the 2004 Plan (collectively, the “Prior Plans”) that, on or after June 7, 2012, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), up to an aggregate maximum of 11,198,113 shares. The number of shares considered issued under the 2012 Plan equals the number of shares issued upon exercise or settlement of an award and shall not include the number of shares returned to the Company upon cancellation, expiration or forfeiture of an award, and the number of shares delivered to the Company in payment or satisfaction of the purchase price, exercise price or tax withholding obligation resulting from an award.

Share Formula:    Each share issued under awards other than options or SARs count against (or will be credited to, in the event of forfeitures) the number of shares available under the 2012 Plan as two and one-half (2.5) shares. Shares issued under options or SARs count against (or will be credited to, in the event of forfeitures) the shares available under the 2012 Plan on a one share for share basis.

Eligibility:    Any current or prospective officers or employees of the Company and its subsidiaries, as well as any other person who provides consulting, advisory or other services to the Company or any subsidiary (“service provider”) are eligible to receive awards under the 2012 Plan, except that the total number of shares that may be issued under awards granted to non-employee service providers (other than non-employee directors) may not exceed 100,000 shares in the aggregate. Although the Company has not previously granted shares to consultants or other outside service providers, the Company is seeking to maintain the flexibility to do so in order to be able to accommodate any unique opportunities or needs that may arise. The Plan Administrator determines which eligible participants will receive awards under the 2012 Plan.

Administration:    The 2012 Plan will be administered by the Compensation Committee of the Board of Directors or, in the absence of a Compensation Committee, the Board of Directors itself (the “Administrator”). Under NYSE rules, members of the Compensation Committee are required to satisfy NYSE’s standards for independence, subject to certain narrow exceptions. The Administrator may delegate various functions to subcommittees or certain officers of the Company. Subject to the provisions of the 2012 Plan, the Administrator has the power:

•	to prescribe, amend and rescind rules and regulations relating to the 2012 Plan and to define terms not otherwise defined therein;

•	to determine which persons are eligible to participate, to which of such participants, if any, awards shall be granted hereunder and the timing of any such awards, and to grant awards;

•

to determine the terms and conditions thereof, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a change of control), or other factors;

•	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•

to prescribe and amend the terms of the agreements or other documents evidencing awards made under the 2012 Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by participants under the 2012 Plan;

•

to determine whether, and the extent to which, adjustments are required as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off or dividend (other than regular, quarterly cash dividends);

•

to interpret and construe the 2012 Plan, any rules and regulations under the 2012 Plan and the terms and conditions of any award granted thereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

•	to make all other determinations deemed necessary or advisable for the administration of the 2012 Plan.

Individual Annual Award Limits:    Options and SARs: 500,000; Other stock awards: 200,000; Incentive Bonus: $4,000,000, if such bonus is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. The total number of shares that may be issued under awards granted to service providers during the life of the 2012 Plan may not exceed 100,000 shares in the aggregate.

Stock Options:    Under the terms of the 2012 Plan, the exercise price for stock options must equal the fair market value of the Company’s common stock on the date of grant, the vesting period must be no earlier than one year from the date of grant (except upon a change of control or termination of employment due to death or disability) and options may be for a term of no more than 7 years. Otherwise, the Administrator has discretion to determine the number of shares subject to an option (subject to the 2012 Plan’s stated limit), the vesting, expiration and forfeiture provisions for options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the 2012 Plan. Options granted under the 2012 Plan may be either incentive stock options qualifying under Code Section 422 (“ISOs”) or options which are not intended to qualify as incentive stock options (“NQSOs”). The exercise price of an option may be paid through various means acceptable to the Administrator, including in cash or by delivering to the Company the proceeds of shares of the Company’s stock issuable under an option. The 2012 Plan prohibits repricing stock options without stockholder approval.

SARs:    A SAR provides the right to the monetary equivalent of the increase in the value of a specified number of the Company’s shares over a specified period of time after the right is granted. SARs may be paid in stock, cash or a combination thereof. SARs may be granted either in tandem with or as a component of other awards granted under the 2012 Plan or not in conjunction with other awards and may, but need not, relate to a specific option. SARs are generally subject to the same terms and limitations as options, including the fact that the 2012 Plan prohibits repricing SARs without stockholder approval.

Restricted Stock and RSUs:    Restricted stock is an award of shares, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are specified by the Administrator. The Administrator has discretion to determine the terms of any restricted stock award, including the number of shares subject to a restricted stock award (subject to the 2012 Plan’s stated limit), and the minimum period over which restricted stock may vest, which must cover at least a 3-year period other than as a result of or upon the participant’s death, disability or retirement, unless the grant, issuance, vesting or retention of the award is contingent upon satisfaction of a performance criteria over at least a one year period, and the price (if any) paid for restricted stock or RSUs.

Deferred Stock:    Deferred stock allows for “stock units,” which are bookkeeping entries representing an amount equivalent to the right to receive shares of common stock or the fair market value of shares of common stock, which may be settled in common stock or otherwise as determined by the Administrator. Deferred stock units may be issued upon exercise of stock options or SARs, may be issued in settlement of restricted stock or RSUs and may be granted in payment and satisfaction of incentive bonus awards or other compensation arrangements.

Incentive Bonuses:    The 2012 Plan authorizes the grant of incentive bonuses pursuant to which a participant may become entitled to receive an amount, which may be paid in cash or stock, based on satisfaction of certain criteria. The Administrator has discretion to determine the terms of any incentive bonus, including the maximum amount payable (subject to the 2012 Plan’s stated limit), the performance period, which must be not less than one year, and criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an incentive bonus prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the 2012 Plan. The Administrator may specify a percentage of the target incentive bonus intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) using “Qualifying Performance Criteria” described below.

New 2012 Plan Benefits.    As of the date of this proxy statement, no awards have been made under the 2012 Plan. The benefits that will be awarded or paid under the 2012 Plan are not currently determinable. As of April 13, 2012, the closing price of a share of our common stock was $39.33.

Qualifying Performance Criteria:    The Administrator may establish performance criteria and levels of achievement versus such criteria that shall determine the number of shares of common stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify a percentage of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the award is granted. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

Qualifying Performance Criteria will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Administrator in the award:

•	cash flow (before or after dividends)

•	return on operating revenue

•	stock price

•	return on equity

•	total stockholder return

•	return on capital (including return on total capital or return on invested capital)

•	return on assets or net assets

•	market capitalization

•	economic value added

•	debt leverage (debt to capital)

•	revenue

•	income or net income

•	operating income

•	operating profit or net operating profit

•	operating margin or profit margin

•	earnings per share

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA margin

•	cash from operations

•	operating ratio

•	operating revenue

•	customer service

The Administrator may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs; and

•

any extraordinary, unusual or non-recurring items as described in Accounting Standards Codification 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Form 10-K or Forms 10-Q filed with the SEC for the applicable year (including any objectively determinable legal, integration, or deal-related costs in connection therewith).

Transferability:    Awards are generally only transferable by a recipient’s last will and testament and by the applicable laws of descent and distribution, unless provided otherwise by the Administrator.

Change of Control:    Under the 2012 Plan, the Administrator has discretion to provide that awards vest upon a change of control and to define what events constitute a change of control.

Adjustments:    In the event that the number of shares of common stock shall be increased or decreased through reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or otherwise, then each share of common stock which has been authorized for issuance under the 2012 Plan shall be proportionately adjusted by the Administrator to reflect such increase or decrease, unless the Company provides otherwise. The terms of any outstanding award also shall be equitably adjusted by the Administrator as to price, number of shares, or other terms.

Amendments:    The Board of Directors may terminate, amend or discontinue the 2012 Plan and the Administrator may amend or alter any agreement or other document evidencing an award made under the 2012 Plan, provided that no action may be taken by the Board of Directors (except those described earlier in the “Adjustments” section) without the approval of the stockholders to:

•	Increase the maximum number of shares that may be issued under the 2012 Plan;

•	Permit granting of stock options at less than fair market value;

•	Reduce the exercise price of outstanding options;

•	Extend the term of the 2012 Plan;

•	Change the class of individuals eligible for the 2012 Plan;

•	Otherwise amend the 2012 Plan in any manner requiring stockholder approval by law or under the NYSE listing requirements;

•	Increase the individual annual award limitations; and

•

Impair the rights of any award holder without his or her consent (unless the Administrator determines prior to any change of control that the amendment or alteration is required or advisable in certain situations).

Tax Consequences of the 2012 Plan

The following discussion of the federal income tax consequences of the 2012 Plan is intended to be a summary of applicable federal law as currently in effect. Foreign, state and local tax consequences may differ and laws may be amended or interpreted differently during the term of the 2012 Plan or of awards granted thereunder. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Stock Options:    ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee’s adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO and otherwise will be short-term capital gain. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the options must satisfy various conditions (e.g., the limitation of $100,000 of stock underlying ISOs that may vest in one year) and the option holder must satisfy certain conditions, including exercising the option while an employee or within a short period of time after ceasing to be an employee, and holding the shares acquired upon exercise of the option for a specified period of time. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO as described in the next paragraph.

An optionee is not taxed on the grant of an NQSO. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

SARs:    The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. If the stock appreciation right is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock and RSUs:    Grantees of restricted stock or RSUs do not recognize income at the time of the grant of such restricted stock or RSUs. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction.

Deferred Stock:    A participant generally should not recognize any income with respect to deferred stock until shares are actually delivered to the participant in settlement thereof. At that time, the participant will generally recognize ordinary income equal to the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.

Incentive Bonuses:    A participant will not have taxable income upon the grant of a contingent right to an incentive bonus. Rather, taxation will be postponed until the incentive bonus becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

Company Deduction and Section 162(m):    For the individual serving as the chief executive officer of the Company at the end of the taxable year and for the individuals serving as officers of the Company or a subsidiary at the end of such year who are among the four highest compensated officers (other than the chief executive officer) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” The Company expects that NQSOs and ISOs should qualify as performance-based compensation. The Administrator may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units and incentive bonuses in order to qualify such grants as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Administrator will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Administrator will certify the extent to which the Qualifying Performance Criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2011, relating to equity compensation plans of the Company, pursuant to which grants of options, performance stock, performance stock units or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

	(A)	(B)	(C)
Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights	Number of Securities Remaining Available For Future Issuances under Equity Compensation Plans (Excluding Securities Reflected In Column (A))
Equity compensation plans approved by stockholders	2,562,855	$62.21	2,090,618
Equity compensation plans not approved by stockholders(1)	54,750	32.41	—

Total	2,617,605	$61.30	2,090,618

(1)

In March 2002, the Company adopted the 2002 Non-Executive Stock Incentive Plan, as amended (the “2002 Plan”), which was not approved by stockholders. In December 2006, the Company further amended the 2002 Plan to address new guidance regarding equity restructurings under new accounting rules relating to share-based compensation. The 2002 Plan provided for the issuance of up to 7,300,000 shares of common stock under stock options or restricted stock grants. Any person who is an employee or prospective employee of the Company was eligible for the grant of awards under the 2002 Plan, unless such person is an officer or director of the Company. The terms of awards granted under the 2002 Plan, including vesting, forfeiture and post termination exercisability are set by the plan administrator, subject to certain restrictions set forth in the 2002 Plan. The stock options granted under the 2002 Plan generally become exercisable 25% per year beginning one year from the date of grant and expire between March 2011 and March 2013. With stockholder approval of the Company’s 2004 Stock Incentive Plan in July 2004, the 2002 Plan was suspended and no new grants will be made under the 2002 Plan. Stockholder approval of the 2004 Plan terminated the Company’s ability to issue awards for 4,497,625 shares that at that time remained available under the 2002 Plan.

The Board of Directors Unanimously Recommends a Vote FOR the Adoption of the 2012 Stock Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

	Amount and Nature of Beneficial Ownership(1)(2)(3)		Total Equity Stake(4)
Name of Beneficial Owner	Number	Percent	Number	Percent
Thomas L. Monahan III	173,793	*	239,915	* *
Gregor S. Bailar	8,853	*	17,508	*
Stephen M. Carter	12,212	*	20,867	*
Gordon J. Coburn	11,912	*	20,567	*
L. Kevin Cox	5,969	*	10,274	*
Nancy J. Karch	23,476	*	32,131	*
Daniel O. Leemon	81,522	*	90,177	*
Jeffrey R. Tarr	3,269	*	7,574	*
Richard S. Lindahl	13,576	*	43,172	*
Melody L. Jones	60,701	*	95,756	*
Stephen J. Meyer	11,305	*	41,328	*
All current directors and executive officers as a group (11 people)	406,588	1.2%	619,269	1.8%

*	Indicates ownership of less than 1%.

(1)	Unless indicated, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.

(2)

Beneficial ownership includes all stock options, SARs and RSUs held by a stockholder that are currently exercisable or exercisable within 60 days of April 13, 2012 (which would be June 14, 2012) as follows: Mr. Monahan, 55,435 shares; Mr. Bailar, 640 shares; Mr. Carter, 640 shares; Mr. Coburn, 640 shares; Ms. Karch, 10,640 shares; Mr. Leemon, 72,880 shares; Mr. Lindahl, 6,236 shares; Ms. Jones, 37,558 shares; Mr. Meyer, 4,703 shares; and all current directors and executive officers as a group, 195,310 shares.

(3)	Beneficial ownership for SARs is calculated as the number of shares for which the SAR could be settled based on the common stock price on April 13, 2012.

(4)

The Total Equity Stake column indicates the number of shares owned assuming the exercise of all stock options, SARs and RSUs, whether vested or unvested, without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to stock options, SARs and RSUs are deemed to be outstanding, whether vested or unvested and without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Total Equity Stake for SARs is calculated as the number of shares for which the SAR would be settled if fully exercisable based on the common stock’s price on April 13, 2012.

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at April 13, 2012 by each person known to the Company to own more than 5% of the Company’s common stock.

Beneficial Owners

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number	Percent
Kornitzer Capital Management, Inc.(1)	3,229,576	9.7%
BlackRock, Inc.(2)	2,889,211	8.6%
William Blair & Company, LLC(3)	2,199,575	6.6%
TimesSquare Capital Management, LLC(4)	2,041,600	6.1%
Morgan Stanley(5)	1,880,170	5.6%
Bank of New York Mellon(6)	1,791,055	5.4%
Prudential Financial Inc.(7)	1,747,682	5.2%
Jennison Associates LLC(8)	1,726,844	5.2%
The Vanguard Group, Inc.(9)	1,685,986	5.0%

(1)

Based solely upon Amendment No. 2 to Schedule 13G filed on January 20, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 3,229,576 and 3,126,451 of these shares, respectively; and shared voting power and shared dispositive power over 0 and 103,125 of these shares, respectively. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS, 66205.

(2)

Based solely upon Amendment No. 2 to Schedule 13G filed on January 20, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 2,889,211 shares; and shared voting power and shared dispositive power over 0 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)

Based solely upon Schedule 13G filed on January 24, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 2,199,575 shares; and shared voting power and shared dispositive power over 0 of these shares. The address of William Blair & Company, LLC. is 222 W. Adams, Chicago, IL 60606.

(4)

Based solely upon Schedule 13G filed on February 8, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 1,673,800 and 2,041,600 of these shares, respectively; and shared voting power and shared dispositive power over 0 of these shares. The address of TimeSquare Capital Management, LLC. is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(5)

Based solely upon Amendment No. 9 to Schedule 13G filed on February 8, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 1,791,592 and 1,880,170 of these shares, respectively; and shared voting power and shared dispositive power over 0 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(6)

Based solely upon Schedule 13G filed on January 30, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 1,613,783 and 1,769,554 of these shares, respectively; and shared voting power and shared dispositive power over 1,025 and 12,451 of these shares, respectively. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, NY 10286.

(7)	Based solely upon Amendment No. 1 to Schedule 13G filed on February 10, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 176,988 of these shares; and shared voting power and shared dispositive power over 843,245 and 1,570,694 of these shares, respectively. The address of Prudential Financial Inc. is 751 Broad Street, Newark, NJ 07102.

(8)

Based solely upon Amendment No. 1 to Schedule 13G filed with on February 10, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 1,675,994 and 0 of these shares, respectively; and shared voting power and shared dispositive power over 0 and 1,726,844 of these shares, respectively. The address of Jennison Associates LLC is 466 Lexington Ave, New York, NY 10017.

(9)

Based solely upon Schedule 13G filed with on February 6, 2012, which sets forth its beneficial ownership as of December 31, 2011. This holder has sole voting power and sole dispositive power over 47,787 and 1,638,199 of these shares, respectively; and shared voting power and shared dispositive power over 0 and 47,787 of these shares, respectively. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

Information About Executive Officers and Compensation

Executive Officers

The following table shows the Company’s executive officers at April 27, 2012:

Name of Officer	Age	Position	Officer Since
Thomas L. Monahan III	45	Chief Executive Officer	2001
Richard S. Lindahl	48	Chief Financial Officer	2009
Melody L. Jones	52	Chief Administrative Officer	2005
Stephen J. Meyer	48	Chief Commercial Officer and General Manager	2010

Thomas L. Monahan III’s business experience, including his term in office, is listed in the section titled Proposal 1 — Election of Directors.

Richard S. Lindahl has been our CFO since May 2009. Mr. Lindahl, who serves as a member of our executive leadership team, has more than two decades of financial leadership experience. Mr. Lindahl is responsible for managing the Company’s finance strategy and operations and its investor relations initiatives. Mr. Lindahl also oversees the corporate real estate, facilities, and procurement functions; and chairs our investments and acquisitions committee. From 2006 until 2008, Mr. Lindahl served as senior vice president and treasurer, and from 2005 to 2006, he served as vice president and treasurer, of Sprint Nextel Corporation. From 1997 until 2005, Mr. Lindahl served in various positions, including as treasurer and in financial planning and analysis roles, at Nextel Communications, Inc. Prior to joining Nextel Communications, from 1995 until 1997, Mr. Lindahl held the position of vice president, Finance at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications, Deloitte & Touche, and Casher Associates. Mr. Lindahl holds a B.A. in computer science from Dartmouth College and an M.B.A. from the University of Virginia.

Melody L. Jones has been our chief administrative officer (“CAO”) since 2012 and a member of our executive leadership team since 2005. From December 2005 until 2012, Ms. Jones served as the firm’s chief human resources officer. Ms. Jones has firm-wide responsibility for human resources, information technology, legal and compliance, communications, and philanthropy. Additionally, she manages the member meetings department. From 2002 until December 2005, Ms. Jones served as vice president and global director of human resources at T. Rowe Price, an investment management firm, where she had overall responsibility for the human resources function. From 1997 until 2002, Ms. Jones held various positions of increasing responsibility at Aon

Corporation (“Aon”), including as Aon’s CHRO. Prior to that, Ms. Jones held management positions at Organizational Dynamics, Inc., The Hawthorne Group, and Citigroup Mortgage, Inc. Ms. Jones received a B.A. and M.F.A. from Southern Illinois University.

Stephen J. Meyer has been chief commercial officer (“CCO”) and general manager since May 2009. In this role, Mr. Meyer is responsible for managing all aspects of the Company’s commercial operations, including sales and service, marketing, and product commercialization. Mr. Meyer serves as a member of our executive leadership team. From 2004 until 2009, Mr. Meyer served as vice president at Dell, Inc., where over time his responsibilities included services strategy, new product development and commercialization, product management, marketing, and go-to-market planning globally. Prior to that time, Mr. Meyer served as chief marketing officer and vice president of Business Development and Inside Sales at Trilogy Software. Prior to that, Mr. Meyer held positions at McKinsey & Company and Chemical Bank. Mr. Meyer received a B.A. from Duke University and an M.B.A. from Stanford Graduate School of Business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and stockholders who own more than 10% of the Company’s stock to file forms with the SEC to report their ownership of the Company’s stock and any changes in ownership. The Company assists its directors and executives by identifying reportable transactions of which it is aware and preparing and filing the forms on their behalf. All persons required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filings in 2011 were filed on a timely basis.

Compensation Discussion and Analysis

Overview

This section provides information regarding the compensation and benefit programs for our CEO and our three other executive officers who served in 2011. Together, these individuals comprise the Company’s “named executive officers” (“NEOs”). We have included a discussion and analysis of information regarding, among other things, our compensation philosophy, the overall objectives of our compensation program, and each element of compensation.

Compensation Philosophy

Our compensation philosophy is designed to support our key objective of creating value for our stockholders by increasing both revenues and earnings over the long term. The Compensation Committee of our Board, comprised of independent directors, is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board.

The Compensation Committee works with our CEO and CAO to design compensation programs that encourage high performance, promote accountability, and ensure that executive interests are aligned with the interests of our stockholders.

The primary objectives of our executive compensation programs are to:

•	Create stockholder value by aligning executive compensation to long-term Company performance;

•	Attract, retain and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of annual incentive (cash bonus) and longer-term (equity participation) compensation.

Guiding Principles

The design of our specific compensation programs is based upon the following guiding principles:

Performance

We believe that the best way to accomplish alignment of compensation plans with the interests of the executives who participate in them is to link compensation directly to both individual and Company performance. Our annual bonus plan rewards the achievement of specific financial and strategic objectives that are tied to individual and Company performance and are critical to our ongoing success. Additionally, share-based compensation has regularly represented a significant portion of total compensation.

In January 2011, the Compensation Committee’s independent compensation consultant, Towers Watson, prepared a pay-for-performance analysis in which it compared NEOs’ compensation in the 2007 to 2009 period to a comparator group of companies established in 2010, which is discussed below in “Competitiveness and Comparator Group.” Based upon four operational measures (earnings per share growth, free cash flow growth, return on invested capital and operating income after depreciation growth) and on total stockholder return, Towers Watson concluded that the Company’s overall performance was at the 22nd percentile of the peer group (with the operational measures and total and stockholder return each weighted 50%). For the period from 2007 to 2009, the NEOs’ total compensation opportunity was at the 54th percentile of the peer group and the actual level of realized compensation was at the 8th percentile of the peer group. We believe that this result demonstrates the Company’s philosophy of establishing NEO compensation within a range that recognizes the interests of our stockholders. However, we also recognize the need for retention of superior talent to achieve our objectives. As a result, we increased the equity-based long-term incentive in 2011 and further enhanced this component of total compensation in 2012, as discussed below in “Recent Changes to Compensation Program.”

In December 2011, Towers Watson updated its pay-for-performance analysis by examining the Company’s pay and performance in the period from 2008 to 2010 against its peer group. Similar to its analysis in January 2011, Towers Watson tested four key operational metrics (revenue growth, earnings per share growth, free cash flow growth and return on invested capital), as well as total stockholder return. Towers Watson determined that, based upon these four operational measures and on total stockholder return, the Company performed at the 34th percentile of the peer group (with the operational measures and total stockholder return each weighted 50%). For the period from 2008 to 2010, the NEOs’ total compensation opportunity was at the 42nd percentile of the peer group and the actual level of realized compensation was at the 50th percentile of the peer group. This updated analysis continues to demonstrate the Company’s commitment to establishing NEO compensation within a range that both recognizes the interests of our stockholders and maintains a strong link between pay and performance.

Towers Watson provides services to the Compensation Committee and does not provide any other services to the Company.

Competitiveness and Comparator Group

In October 2010, the Compensation Committee, in conjunction with Towers Watson and the CAO, identified a peer group of companies in the consulting, professional services and information services industries whose business characteristics are closely aligned to those of the Company and with whom the Company competes for talent. In this review, peer group companies were selected on the basis of similar industry classifications or business operations with revenue, market capitalization and/or number of employees between 50% and 300% of comparable characteristics at the Company. The peer group consisted of the Advisory Board Company, Factset Research Systems Inc., Forrester Research Inc., FTI Consulting Inc., Gartner Inc., Heidrick & Struggles International Inc., Huron Consulting Group Inc., ICF International Inc., IHS Inc., Maximus Inc., Morningstar Inc., Navigant Consulting Inc. and Verisk Analytics Inc.

In January 2011, Towers Watson examined base salary, total cash compensation and total direct compensation, which includes share-based components of compensation. These market assessments confirmed that, in the aggregate, the Company’s total direct compensation opportunity for its NEOs is generally competitive with the 50th percentile of the peer group. Although the Committee does not use benchmarking data to target a specific pay-out for any element of compensation or for overall compensation, market data is used by the Compensation Committee to confirm that the Company’s compensation program is competitive with its peers in order to attract superior talent.

Cost

Compensation and benefit programs are designed to be cost effective while still ensuring that the interests of our employees are maintained. While paying competitive cash and share-based compensation, we do not offer expensive post-employment programs and provide few perquisites or other personal benefits.

Recent Changes to Compensation Program

The Compensation Committee engages in an ongoing review of the Company’s executive compensation and benefits programs to ensure that they support the Company’s compensation philosophy and objectives, as described above, and ultimately serve the best interests of our stockholders. In connection with this ongoing review, the Committee has recently revised the executive compensation program to include the following, each of which reinforces our executive compensation philosophy and objectives:

•

A Portion of Long-Term Incentive Awards Will Be Linked to Performance Objectives: Commencing with the 2012 grants, a portion of the long-term equity awards granted to the NEOs will be in the form of at-risk, performance-based compensation. This component of the overall equity plan for NEOs, which is in addition to time-based RSU awards, will be in the form of performance-based RSUs (Performance Share Awards, or PSAs). In 2012, the Committee awarded PSAs that will vest based upon the achievement of specified levels of revenue and adjusted EBITDA during the three-year period ending December 31, 2014.

•

Elimination of Gross-Up to Reflect Best Practices: In February 2012, the Committee entered into a new severance agreement with the Company’s CEO which removed the excise tax gross-up payment on change-in-control benefits that were a part of his prior employment agreement.

•

“Clawback” Policy: Beginning in 2012, the Committee determined that it was in the best interests of its stockholders to implement a clawback policy with respect to incentive compensation. Under that policy, if there is an accounting restatement due to material noncompliance by the Company with any financial reporting requirement, incentive compensation paid to an NEO that was calculated based upon any erroneous data is recoverable by the Company.

•

Stock Ownership Requirements: Beginning in 2012, the Company requires our NEOs to meet stock ownership requirements. Our CEO is required to attain ownership of 60,000 shares of the Company’s common stock and other NEOs are required to attain ownership of 15,000 shares of the Company’s common stock. In each case, the executive is required to attain the ownership within four years from the effective date of the policy or within four years of assuming the position. We also have stock ownership requirements for our directors, as discussed above.

As noted above, in its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program serves the best interests of the Company’s stockholders. In that respect, as part of its on-going review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 95% of the votes cast for or against the Company’s “say on pay” vote at the Company’s prior annual meeting of stockholders and determined that the Company’s executive compensation philosophy, compensation objectives and compensation elements continued to be appropriate.

While the Committee did not make any changes to the Company’s executive compensation program specifically in response to the “say on pay” vote, as part of the Committee’s compensation review process, the Committee recently made the changes described above.

The Annual Compensation Process

In conducting its annual compensation review in February 2011, the Compensation Committee considered quantitative and qualitative performance results; the Company’s overall need to attract, retain and motivate its executive team; and, the total cost of compensation programs. The Committee reviews performance results presented by management in determining annual bonus awards for the prior year, as well as in establishing the appropriate aggregate and individual compensation levels for the current year.

In 2011, the Committee worked with management in the compensation review process as follows:

•	Develop performance measures: Our CEO and CAO identified appropriate performance measures and recommended performance objectives that were used to determine annual and long-term awards.

•

Compile benchmark data: Towers Watson prepared benchmarking and competitive data with respect to historical compensation. The Compensation Committee utilized this information in connection with establishing NEO compensation plans and parameters at its February 2011 meeting.

•

Develop compensation recommendations: Based upon Company and individual performance data, the CEO and CAO prepared specific compensation recommendations for the NEOs (other than the CEO and CAO) regarding base salary, annual bonus and equity grants, and presented these recommendations to the Committee. The CEO prepared recommendations for the CAO. The Compensation Committee reviewed these recommendations against Company and individual performance and made modifications as deemed appropriate. For CEO compensation, the Compensation Committee met in closed session to determine recommendations for base salary, annual bonus and share-based compensation. These recommendations were developed with no input from the CEO, and took into account overall Company performance, personal performance against objectives, Board and staff member feedback, and compensation benchmarking data provided by external sources. Compensation Committee recommendations were then reviewed and approved by all independent directors of the Board, in closed session with the CEO present.

Elements of Total Compensation

The compensation package for our NEOs in 2011 consisted primarily of four components: base salary, a potential annual cash bonus, share-based compensation in the form of RSUs, and other benefits. Each component is designed to achieve a specific purpose and to contribute to a total compensation package that is competitive, performance-based, and valued by our executives.

Base Salary

Base salaries are designed to attract and retain highly-qualified executives, as well as to reward them based upon their performance at levels competitive with peer companies. The CEO recommends NEO salary levels (other than for himself) to the Compensation Committee for approval based upon responsibility and individual performance, market salary data, and internal equity considerations. The Compensation Committee makes CEO salary recommendations to the independent members of the Board for approval based upon Company and individual performance and market salary data.

When determining changes in base salary, the Compensation Committee or the independent members of the Board (in the case of the CEO) consider these recommendations and its own evaluation of overall Company performance, the individual’s scope of responsibility, relevant career experience, past and future contributions to the Company’s success, and competitive compensation data for peer group companies provided by Towers Watson. The Compensation Committee does not use a formula to determine increases and decreases, and no one factor is weighted more heavily than another. Although the Compensation Committee does not have a specific benchmark, the goal of the CEO and Compensation Committee is to ensure that total compensation packages (including base salaries of the NEOs) generally remain competitive with the 50th percentile when compared to peer group companies. The Towers Watson analysis prepared in January 2011 showed that base pay for the NEOs overall was at the 50th percentile of the peer group, based upon proxy data. This assessment indicated that the base salaries offered by the Company were competitive. The Compensation Committee determined that it would be appropriate to provide the NEOs with modest base salary increases of 2% to 3%, consistent with overall base salary increases provided company-wide.

Annual Cash Bonus

In 2011, the Compensation Committee established an annual bonus plan for NEOs based upon pre-determined financial, operational, and human capital objectives for the Company overall, and for the executive’s area of responsibility. Each executive had an assortment of objectives that were established at the beginning of the year and reviewed with the executive. Annual Company-level performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those goals identified as having a positive impact on our short-and long-term business results.

“Financial objectives” are defined as those that are related to financial outcomes, and include both overall firm financial outcomes as well as individual outcomes in specific areas of responsibility. Representative objectives in the financial category include: revenue; contract value (the aggregate annualized revenues attributed to all agreements in effect at a given date without regard to the remaining duration of any such agreement); Adjusted EBITDA (earnings before interest income, net, depreciation and amortization, provision for income taxes, impairment loss, costs associated with exit activities, restructuring costs, and gain on acquisition); non-GAAP diluted earnings per share; and, effective budget forecasting and planning processes.

“Operational objectives” are defined as those that are related to core operational processes of the Company, and include both current business processes as well as strategic acquisition and integration objectives. Representative objectives in the operational category include: increase in member loyalty; new product development; increase in member utilization of services; extension of account management re-design to non-U.S. territories; and, extension of brand awareness.

“Human capital objectives” are defined as those that are related to the effective management of the talent base of the Company. Representative objectives in the category of human capital objectives include: succession planning for certain key management positions; recruiting and retention goals; staff development; and, preparing certain key employees for leadership positions in specific business lines.

For 2011, the Committee designed the annual bonus plan for NEOs to provide competitive incentive compensation at a target incentive payout percentage of 110% of base salary for the CEO, 75% of base salary for the CAO and the CFO, and 100% of base salary for the Chief Commercial Officer (CCO). Although all of our NEOs have substantial compensation at risk based upon performance, Mr. Monahan’s and Mr. Meyer’s at-risk pay is the highest based upon the Board’s view (i) in the case of Mr. Monahan, that the CEO’s responsibilities and decisions have the greatest impact upon Company performance and, as a result, stockholder value and (ii) in the case of Mr. Meyer, that his leadership of the commercial function is most properly incented through a greater proportion of total cash in the form of variable pay.

For the CEO, the Compensation Committee makes the recommendation for the annual bonus to the independent members of the Board for approval. For the NEOs and other executives, the CEO recommends annual bonuses to the Compensation Committee for approval. The following table summarizes the number of specific individual objectives and a breakdown of the percentage contribution to the overall individual bonus used by the Compensation Committee to evaluate individual performance for each NEO in 2011:

Name	Financial Objectives (# and Percentage Weighting)	Operational Objectives (# and Percentage Weighting)	Human Capital Objectives (# and Percentage Weighting)
Thomas L. Monahan III	5 and 50%	4 and 25%	2 and 25%
Richard S. Lindahl	6 and 60%	3 and 25%	3 and 15%
Melody L. Jones	2 and 20%	5 and 30%	4 and 50%
Stephen J. Meyer	2 and 75%	2 and 15%	4 and 10%

Based upon each NEO’s salary and the maximum annual bonus he or she could earn, the aggregate maximum amount of annual bonuses that could be earned by the Company’s NEOs in 2011 was approximately $2.7 million.

The key financial metrics for 2011 are listed below, setting forth both the target amounts on which the bonus pool is based, and the 2011 results.

2011 Financial Metric	Target	2011 Result
Revenue	$486.0 million	$489.9 million
Adjusted EBITDA	$109.0 million	$109.6 million
Non-GAAP diluted earnings per share	$1.56	$1.60
Contract Value	$511.0 million	$499.4 million

In 2011 and 2010, the target and actual bonus awards for the CEO and other NEOs were as follows:

	2011 Target Bonus	2011 Actual Bonus	2010 Target Bonus	2010 Actual Bonus
Thomas L. Monahan III	$731,500	$700,000	$709,500	$850,000
Richard S. Lindahl	333,750	300,000	325,500	350,000
Melody L. Jones	356,250	325,000	345,000	375,000
Stephen J. Meyer(1)	400,000	400,000	333,125	550,000

(1)	Mr. Meyer became an NEO in August 2010. His 2010 bonus reflects a partial year on compensation plan for NEOs and a partial year on compensation plan for non-executive officers.

Each NEO’s 2011 bonus represented the following percentage of his or her target bonus: Mr. Monahan — 96%, Mr. Lindahl — 90%, Ms. Jones — 91%, and Mr. Meyer — 100%.

Each NEO met, on balance, his or her objectives in 2011. However, the underperformance on the contract value component of the financial objectives for the firm negatively impacted the total bonus pool available to each of the NEOs (other than Mr. Meyer), resulting in bonus pay-outs for each such NEO that were modestly below his or her target. With respect to Mr. Meyer, his financial objectives were more heavily weighted toward revenue achievement; as a result, he received a 2011 bonus at target level.

Share-based Compensation

The use of share-based compensation has been a significant component of our overall compensation philosophy and is one that we plan to continue. Our philosophy is built on the principle that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and, balance the focus on short- and longer-term performance objectives. We believe that we have been successful in achieving this alignment which, in 2009, 2010 and 2011, included only RSUs.

A RSU is a promise to deliver a share of common stock at a specific time in the future, subject to vesting requirements. The fair value of a RSU is determined by the price of our stock on the grant date (reduced by the present value of dividends expected to be paid over the vesting period). As the price of our stock fluctuates, so does the fair value of the RSU; this allows for employee and stockholder alignment with both increases and decreases in our stock price.

The size of an annual share-based compensation award granted to an employee has been determined by his/her respective position and underlying responsibilities, recognizing the different levels of contribution to the achievement of performance goals.

The Company does not use a formula that ties the amount of share-based compensation awards to be granted to each NEO to the achievement of specific in-year performance goals. Rather, the Compensation Committee reviews an assortment of factors in determining the appropriate level of awards to be granted to NEOs, including comparative market data, individual contributions over time, the need to retain that individual, and an assessment of the individual’s relative equity position. The Compensation Committee utilizes the Towers Watson comparator group study in order to understand the total compensation, including share-based compensation, earned by comparable executives in the Company’s peer group. The Compensation Committee’s goal is to generally maintain total compensation (including base, bonus, and long-term incentives) for its NEOs competitive with the 50th percentile when compared to peer group companies. The Towers Watson analysis reviewed by the Committee in February 2011 indicated the 2011 RSUs to be awarded by the Compensation Committee would maintain an overall total compensation opportunity level that was generally competitive with the 50th percentile for the NEOs when compared with its peer group. Keeping the comparative market data in mind, the Compensation Committee reviewed and considered all of these factors for each NEO and, based upon its experience and this review, approved the specific RSU awards for each NEO described in the “Grants of Plan-Based Awards in 2011” table. The Towers Watson analysis prepared in December 2011 demonstrated that the total compensation opportunity for the NEOs in 2011, including share-based compensation, was generally competitive with the 50th percentile of the peer group.

Share-based compensation awards generally vest 25% per year beginning one year (RSUs are 13 months) from the date of grant. With vesting over four years, a RSU provides the holder with a valuable award that may only be retained by the executive so long as the executive’s employment with the Company continues.

In February 2011, the Compensation Committee made the decision to grant only RSUs to the NEOs. As of the date of this decision, the strike price of all of the outstanding SARs held by the NEOs was in excess of the fair value of our common stock. Equity ownership has been a core principle in our compensation program. The Compensation Committee believed that, in light of stock market volatility, the most effective way to promote equity ownership by the executives, reward them for solid operating performance and retain them during a tumultuous economic period was to award only RSUs in 2011.

In 2012, the Compensation Committee introduced Performance Share Awards as a portion of the equity component of total compensation. For the first time, the Compensation Committee granted awards that will only vest based upon the achievement of specified levels of revenue and adjusted EBITDA during the three-year period ending December 31, 2014.

The overall funding levels are ultimately subject to the judgment and approval of the Compensation Committee to ensure appropriate alignment with the interests of our stockholders. As a general rule, the Compensation Committee believes it is important to ensure that overall annual burn rate from share-based awards averages approximately 3%. From this available pool, share-based awards have been granted each year based upon the competitive long-term incentive value for each executive’s position. Individual contribution to longer-term Company objectives, as well as potential to contribute further over time, is considered when determining eligibility to participate in annual grants and the amount awarded. The CEO recommends award grants for the NEOs, other executives, and senior managers to the Compensation Committee, which has final approval authority for these recommendations. The CEO’s share-based award is recommended by the Compensation Committee to the full Board for approval.

Additionally, when determining individual compensation actions for the CEO and other NEOs, the Compensation Committee considers the total compensation to be delivered to individual executives, and as such may exercise discretion in determining the portion allocated to annual versus long-term incentives. We believe that this “total compensation” approach provides the ability to balance compensation decisions between the short- and longer-term needs of the business. It also allows for the flexibility required to recognize differences in performance by providing differentiated compensation.

Annual Grants of Share-Based Awards

Share-based awards are granted on the last Wednesday of March each year, following the regularly-scheduled Compensation Committee meeting in February. Grants are determined during the same meeting at which the Compensation Committee determines all elements of the NEOs’ compensation for the year. This meeting date follows the issuance of our earnings release for the previous fiscal year. The Compensation Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan, or practice to time annual grants to our executives in coordination with the release of material non-public information.

Approval of grants for any newly-hired or promoted executives during the course of the year occurs through a committee of management appointed by the Compensation Committee. For newly-hired or newly-promoted employees, grants are awarded on the 10th day, or first business day thereafter, of the month following the employment start or promotion date unless the employment start or promotion date occurs on the first business day of a given month, then the grant will be awarded on the 10th day, or first business day thereafter, of the current month. All grants to NEOs are made by the Compensation Committee itself and not pursuant to delegated authority.

All share-based awards are currently made pursuant to our 2004 Stock Incentive Plan. The fair value of an RSU is determined by the price of our common stock on the grant date, reduced by the present value of dividends expected to be paid over the vesting period. We do not have any program, plan, or practice of awarding options and setting the exercise price based upon the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of grants by using average prices or lowest prices of our common stock in a method preceding, surrounding, or following the grant date.

Allocation between annual cash compensation and long-term non-cash compensation

We believe that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between annual cash compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive concerns regarding attracting and retaining superior talent, as opposed to a targeted allocation between annual and long-term compensation. We also consider certain internal factors that may cause it to target a particular element of an executive’s compensation for unique treatment. These internal factors may include the executive’s operating responsibilities, management level, and unique contribution for the time period in question.

While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long-term compensation mix by level. In general, as base salary levels increase, more weight is placed on long-term compensation. In 2011, the allocation breakdown for the NEOs is as follows (upon the valuation methodology used and described in the Summary Compensation Table):

The CEO received approximately 61% of total compensation (per the Summary Compensation Table) in the form of cash compensation and the remaining 39% in non-cash compensation. All other NEOs received 64% to 66% of total compensation in the form of cash compensation and the remaining 34% to 36% in non-cash compensation.

Other Benefits

The NEOs participate in the same company-wide benefit plans designed for all of our full time U.S. employees. Additionally, we provide a limited number of company-sponsored insurance, retirement and other benefit plans to executives. We believe that it is more cost-effective to pay our executives a highly competitive salary, bonus and long-term incentives, rather than maintain expensive retirement programs. We do not maintain a defined benefit plan.

Executive Perquisites and Other Compensation

Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to our NEOs are limited to 401(k) match, an annual executive physical, supplemental life insurance, reimbursement of parking expenses, and, at times, allowing a guest of our executives to participate in important Company events for which the Company’s payment of the expenses results in imputed compensation to such executives for tax purposes.

The NEOs are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans and other broad-based benefit plans. Under certain broad-based benefit plans, participants, including a NEO, may purchase higher levels of coverage.

We believe that providing these limited perquisites is appropriate. The Compensation Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Compensation Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders.

Insurance Plans

The core insurance package includes health, dental, disability and basic group life insurance coverage generally available to all employees.

Retirement Plans

We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In recognition of the 401(k) as a central element of our employees’ retirement planning process, we provide a discretionary contribution of 50% of an employee’s contribution up to a maximum of 6% of base salary.

Additionally, we provide an executive retiree medical benefit that allows executives to continue medical coverage upon retirement by assuming 100% of the premium costs associated with that coverage.

Deferred Compensation Plan

We provide a deferred compensation plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis.

Employees and directors who elect to participate in the Plan may defer up to 100% of annual base salary; up to 100% of incentive compensation and other compensation, fees and retainers; and up to 100% of any RSUs awarded. In addition, we will make up any 401(k) match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. Participants in the Plan specify one or more benchmark fund(s) in which their deferrals will be invested.

We may also make discretionary contributions at any time based upon individual or overall corporate performance, which may be subject to a different vesting schedule than elective deferrals. We did not make any contributions to the Plan in 2011.

Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many if not all of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Impact of Accounting and Tax Issues on Executive Compensation

In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. However, we do analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our compensation programs. While the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code, the Committee believes that it is in the best interests of the stockholders to maintain flexibility in its approach in order to structure a program that is effective in attracting, motivating and retaining the Company’s key executives.

Severance Agreement with the CEO

On February 3, 2012, we entered into a new severance agreement with Thomas L. Monahan III, our CEO, which is described in more detail under the heading “Employment Agreements and Potential Termination or Change in Control Payments.” In connection with the severance agreement, we terminated the employment agreement entered into between the Company and Mr. Monahan on May 19, 2006 and replaced it with the severance agreement.

The severance agreement provides that Mr. Monahan will be entitled to receive the following compensation and benefits if his employment is terminated by the Company without “cause” (as such term is defined in the severance agreement) or by him for “good reason” (as such term is defined in the severance agreement), subject to his executing the Company’s standard release of claims:

•

A lump sum payment equal to 200% of the sum of (a) one year’s base salary at the time of such termination plus (b) his average annual incentive bonus actually paid by the Company for the two calendar years immediately preceding the year in which termination occurs;

•	Immediate vesting of all of his outstanding equity awards (other than performance-based equity awards) and all deferred compensation;

•

Immediate vesting of a pro rata amount of his performance-based equity awards based on actual performance from the commencement of the applicable performance period through the date of termination and the projected outcome at the conclusion of the applicable performance;

•	A pro rata annual incentive bonus payment for the year in which termination occurs based on actual performance; and

•	Welfare benefits for two years following his termination at the same cost to him as is charged to active employees.

The severance agreement provides that in the event of a “change of control” (as such term is defined in the severance agreement), Mr. Monahan will be entitled to receive vesting of all of his outstanding equity awards as set forth above in connection with a termination by the Company without “cause” or a termination by Mr. Monahan for “good reason”.

Unlike the employment agreement, the severance agreement does not provide for a gross-up payment if Mr. Monahan incurs an excise tax due to the application of Section 280G of the Internal Revenue Code of 1986. Rather, the amounts received by Mr. Monahan that are contingent upon a change in control will either be (a) reduced to the extent necessary to avoid the excise tax, or (b) paid in full, whichever is better for him on an after-tax basis. Particularly given this change, the Company believes the agreement with Mr. Monahan is well within market practice for CEOs at comparable companies.

Change in Control and Severance Agreements

We have entered into change in control agreements with our CAO, CFO, and CCO. In the event of a change in control of the Company, these agreements only provide benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the Company without cause or the executive terminates employment for “good reason” within 24 months after the date of the change in control. The severance benefits consist of 12 months of base pay plus a pro rata target bonus for the year of termination, payable over 12 months, and 12 months of health continuation coverage at active employee rates.

In January 2010, the Company approved a severance program for its Corporate Leadership Team for which all members of the Corporate Leadership Team other than our CEO may be eligible once they have completed twelve months of service as a member of the Corporate Leadership Team. Our CAO, CFO and CCO are eligible. This program provides the same benefits to executives that are described in the preceding paragraph if the executive is terminated without cause.

The Compensation Committee believes that these change in control and severance arrangements are well within market practice for similarly situated executives and are an important part of the overall compensation program designed to retain our executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based upon the review and discussions, the Compensation Committee recommended to the Company’s Board that the CD&A be included in the Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE MEMBERS

Daniel O. Leemon, Chair

Stephen M. Carter

L. Kevin Cox

Compensation and Risk

The Compensation Committee believes that our compensation programs appropriately reward prudent business judgment and risk-taking over the long term. The Compensation Committee provides oversight with respect to any risks that may be created by our compensation programs. Management has evaluated the risks that are created by our compensation programs for all employees, including non-executive officers, and the Compensation Committee has reviewed this evaluation. Based on our review, we have concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation

Summary Compensation Table for 2011, 2010, and 2009

The following table summarizes the compensation earned by or awarded to our principal executive officer (“PEO”), principal financial officer (“PFO”), and our other executive officers (the “NEOs”):

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Bonus Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Thomas L. Monahan III,	2011	660,833	—	850,000	—	700,000	10,896	2,221,729
Chief Executive Officer (PEO)	2010	641,250	—	500,000	—	850,000	10,896	2,002,146
	2009	630,000	—	450,000	—	400,000	13,422	1,493,422

Richard S. Lindahl,	2011	443,167	—	400,000	—	300,000	12,023	1,155,190
Chief Financial Officer (PFO)(4)	2010	431,750	—	200,000	—	350,000	12,023	993,773
	2009	265,625	50,000	300,000	—	200,000	10,927	826,552

Melody L. Jones,	2011	472,500	—	400,000	—	325,000	17,398	1,214,898
Chief Human Resources Officer	2010	457,500	—	300,000	—	375,000	12,595	1,145,095
	2009	450,000	—	300,000	—	405,000	14,034	1,169,034

Stephen J. Meyer,	2011	397,167	—	400,000	—	400,000	20,807	1,217,973
Chief Commercial Officer and	2010	381,000	—	300,000	—	550,000	22,215	1,253,215
General Manager(5)

(1)	Amounts reflect the dollar amount of base salary paid in the year, before deferrals and including salary increases effective during the year.

(2)

Amounts reflect the aggregate grant date fair value. These are not amounts paid to or realized by the NEO. Assumptions used in the calculation of these amounts are included in Note 15 to our audited consolidated financial statements included in our 2011 Form 10-K.

(3)

Amounts reflect the value of other compensation items, including 401(k) matching contributions and Company payments for supplemental life insurance premiums. Perquisites and other personal benefits for NEOs (except for Mr. Meyer) were less than $10,000.

(4)	Mr. Lindahl began employment with the Company as the CFO in May 2009 and received a $50,000 signing bonus.

(5)

Mr. Meyer became an NEO in August 2010. All Other Compensation includes $11,042 and $12,052 of perquisites and other personal benefits in 2011 and 2010, respectively, including reimbursement of parking expenses and imputed compensation from the Company’s payment of expenses on behalf of a guest at important Company events.

Employment Agreements.    Certain of the elements of compensation set forth in the Summary Compensation Table above and in the Grants of Plan-Based Awards table below reflect the terms of employment agreements between the Company and the CEO.

Thomas L. Monahan III.    In 2011, the Company was party to an employment agreement with Mr. Monahan effective January 1, 2006. Under the employment agreement, Mr. Monahan was entitled to an annual salary of at least $550,000, which the Company was permitted to increase from time to time. The employment agreement provided that Mr. Monahan’s target annual bonus each year was at least 110% of his base salary. Mr. Monahan was also entitled to participate in all benefit plans generally made available to similarly situated executive employees of the Company and such share-based compensation that may be granted by the Board and/or the Compensation Committee from time to time.

On February 3, 2012, the Company and Mr. Monahan entered into an executive severance agreement. In connection with the severance agreement, the Company terminated Mr. Monahan’s employment agreement. For more information on the severance agreement, see “Thomas L. Monahan III Severance Agreement.”

Grants of Plan-Based Awards in 2011

The following table sets forth information regarding possible payments of non-equity incentive plan compensation and grants of RSUs in 2011.

Name	Grant Date(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)

			Estimated Future
			Payouts Under
		Board/ Committee Action Date	Cash Bonus
			Plan Awards(2)
			Target ($)	Maximum ($)
Thomas L. Monahan III
Cash bonus			731,500	997,500	—	—	—	—
RSU grant	3/30/2011	3/3/2011	—	—	21,739	—	—	850,000

Richard S. Lindahl
Cash bonus			333,750	445,000	—	—	—	—
RSU grant	3/30/2011	3/3/2011	—	—	10,230	—	—	400,000

Melody L. Jones
Cash bonus			356,250	475,000	—	—	—	—
RSU grant	3/30/2011	3/3/2011	—	—	10,230	—	—	400,000

Stephen J. Meyer
Cash bonus			400,000	800,000	—	—	—	—
RSU grant	3/30/2011	3/3/2011	—	—	10,230	—	—	400,000

(1)	Grant date was determined in accordance with the Company’s policy for the timing of granting equity awards.

(2)

Amounts set forth in these columns represent the annual cash incentive compensation amounts that potentially could have been earned in 2011 for each of the NEOs based upon the achievement of performance goals as previously described in “Annual Cash Bonus.” The amounts of annual cash incentive compensation earned in 2011 by our NEOs have been determined and were paid on April 13, 2012. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table.

(3)

Stock awards consist of RSUs that vest over 4 years: 25% after 13 months from the grant date, 25% 11 months later, 25% 12 months later, and 25% 12 months later. The Company does not pay dividend equivalents on unvested RSUs.

(4)

Amounts reflect the aggregate grant date fair value. These are not amounts paid to or realized by the NEO. Assumptions used in the calculation of these amounts are included in Note 15 to our audited consolidated financial statements included in our 2011 Form 10-K.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information regarding the number of shares and the value of unvested RSUs and the number of shares of unexercised stock options and SARs held by the NEOs at December 31, 2011.

		Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Thomas L. Monahan III	2011	—	—		—	—	21,739	(2)	828,256
	2010	—	—		—	—	14,694	(3)	559,841
	2009	—	—		—	—	21,530	(4)	820,293
	2008	43,125	14,375	(5)	40.78	3/5/2015	3,593	(5)	136,893
	2007	57,500	—		76.00	3/7/2014	—		—
	2006	57,500	—		97.56	3/14/2013	—		—
	2005	150,000	—		64.88	3/11/2012	—		—
	2003	50,000	—		32.30	3/11/2013	—		—
Richard S. Lindahl	2011	—	—		—	—	10,230	(2)	389,763
	2010	—	—		—	—	5,877	(3)	223,914
	2009	—	—		—	—	7,355	(6)	280,226
Melody L. Jones	2011	—	—		—	—	10,230	(2)	389,763
	2010	—	—		—	—	8,816	(3)	335,890
	2009	—	—		—	—	14,354	(4)	546,887
	2008	15,000	5,000	(5)	40.78	3/5/2015	1,250	(5)	47,625
	2007	20,000	—		76.00	3/7/2014	—		—
	2006	10,000	—		97.56	3/14/2013	—		—
	2005	35,000	—		89.70	12/30/2012	—		—
Stephen J. Meyer	2011	—	—		—	—	10,230	(2)	389,763
	2010	—	—		—	—	8,816	(3)	335,890
	2009	—	—		—	—	4,290	(6)	163,449

(1)	Based on the closing market price of $38.10 on December 30, 2011.

(2)	RSUs vest in equal increments on April 30, 2012 and March 30, 2013, 2014, and 2015.

(3)	RSUs vest in equal increments on March 31, 2012, 2013, and 2014.

(4)	RSUs vest in equal increments on March 25, 2012, and 2013.

(5)	Unexercisable SARs and Unvested RSUs vest on March 5, 2012.

(6)	RSUs vest in equal increments on June 10, 2011, 2012, and 2013.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Thomas L. Monahan III(4)	—	—	22,851	902,845
Richard S. Lindahl	—	—	5,637	222,753
Melody L. Jones	—	—	12,616	500,758
Stephen J. Meyer	—	—	5,084	202,237

(1)	Value realized is determined based upon the number of shares exercised multiplied by the difference between the strike price of the award(s) and the market price on the date of exercise.

(2)	Number of shares acquired includes amounts surrendered by the executive to us for payment of income tax withholding associated with the vesting.

(3)	Value realized represents the closing value of the underlying stock on the vesting date.

(4)	Mr. Monahan elected to defer all awards and the associated income by contributing such awards to the Company’s Deferred Compensation Plan.

Non-qualified Deferred Compensation for 2011

The Company has a Deferred Compensation Plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis. The Plan provides for deferred amounts to be credited with investment returns based upon investment options selected by participants from alternatives designated from time to time by the plan administrative committee. To preserve the tax-deferred status of the deferred compensation plan, the Internal Revenue Service requires that the available investment options be “deemed investments,” meaning that the participant has no ownership interest in the fund selected; however, the funds are used to measure the gains and losses attributed to the participant’s account over time. The Plan also allows the Company to make discretionary contributions at any time based on individual or overall Company performance, which may be subject to a different vesting schedule than elective deferrals, and provides that the Company will make up any 401(k) plan match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. The Company has established a trust to hold assets used by the Company to pay benefits under the Plan. The Company did not make any contributions to the Plan in 2011. Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all of the companies with which we compete for executive talent, provide a similar plan to their senior employees. The following table sets forth information regarding executive contributions, earnings and account balances for NEOs participating in the Plan in 2011.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
Thomas L. Monahan III	1,360,491	—	(68,090)	(216,007)	3,237,806
Richard S. Lindahl	44,316	—	(1,428)	—	87,555
Melody L. Jones	—	—	—	—	—
Stephen J. Meyer	—	—	—	—	—

(1)

Amounts reported in this column for Mr. Monahan reflect elective deferrals of RSUs that vested in the year and were included in the Summary Compensation Table in the year the RSUs were granted and a portion of his 2010 bonus that was paid in 2011. Dividend payments on vested RSUs are also included in this column, but are not reflected in the Summary Compensation Table. Amounts reported in this column for Mr. Lindahl reflect elective salary deferrals and are included in the Summary Compensation Table.

(2)

Amounts reported in this column reflect appreciation or depreciation in the market value of the underlying stock and other investment holdings. Such amounts have not been reported as compensation in the 2011 Summary Compensation Table as the earnings do not represent preferential or above-market earnings.

(3)	Mr. Monahan received a scheduled in-service distribution of 5,391 shares of common stock previously contributed to the Plan.

(4)	Amount represents the vested balance at year end. The aggregate amount of executive contributions by Mr. Monahan is $3,295,660 and by Mr. Lindahl is $85,726.

Employment Agreements and Potential Termination and Change in Control Payments

The Company has entered into a severance agreement with Mr. Monahan. The Company also sponsors several equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under certain circumstances. The information below describes certain compensation that would be paid under plans and contractual arrangements in effect at December 31, 2011 to each of the NEOs in the event of a termination of such executive’s employment with the Company and/or change of control of the Company as of that date.

The amounts shown below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the NEOs employment had terminated and/or a change in control had occurred on December 31, 2011, given the NEOs’ compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and benefits available generally to salaried employees. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation table above.

The table below sets forth information regarding the estimated value of the potential payments to each of the NEOs, assuming the executive’s employment terminated on December 31, 2011, and that a change of control of the Company also occurred on that date.

	Before Change of Control			After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause	Termination For Good Reason	Termination other than for Cause or Voluntary Resignation
Thomas L. Monahan III
Termination payment(1)		$2,880,000	$2,880,000	$2,880,000
Vesting of stock options and SARs(2)	—	—	—	—
Vesting of RSUs(3)(4)	$2,345,284	2,345,284	2,345,284	2,345,284
Health and welfare benefits	—	12,503	12,503	12,503
Richard S. Lindahl
Termination payment(1)		445,000		445,000
Vesting of RSUs(3)(4)	613,677	—		893,902
Health and welfare benefits		14,283		14,283
Melody L. Jones
Termination payment(1)		475,000		475,000
Vesting of stock options and SARs(2)		—		—
Vesting of RSUs(3)(4)	725,653	—		1,320,165
Health and welfare benefits		12,149		12,149
Stephen J. Meyer
Termination payment(1)		400,000		400,000
Vesting of stock options and SARs(2)		—		—
Vesting of RSUs(3)(4)	725,653	—		889,102
Health and welfare benefits		14,511		14,511

(1)

Amounts will also include a pro-rated cash bonus for the calendar year in which the termination occurs pursuant to the terms of the bonus plan, based on the number of days employed by the Company during that year.

(2)

Amounts calculated assuming that the market price per share of the underlying stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 30, 2011 ($38.10) and are based upon the difference between $38.10 and the exercise price of the option awards held by the NEO.

(3)

Amounts calculated assuming that the market price per share of the underlying stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 30, 2011 ($38.10).

(4)

If, within one year after a change in control of the Company, the participant incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU shall be deemed to have become fully vested immediately prior to such termination of employment.

The actual amounts that would be paid upon a NEO’s termination of employment or in connection with a change in control can be determined only at the time of any such event. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Thomas L. Monahan III Severance Agreement

On February 3, 2012, the Company and Thomas L. Monahan III (the “Executive”) entered into an Executive Severance Agreement (the “Severance Agreement”). In connection with the Severance Agreement, the Company terminated the employment agreement entered into between the Company and the Executive on May 19, 2006 (the “Employment Agreement”) and replaced it with the Severance Agreement.

The Severance Agreement provides that the Executive will be entitled to receive the following compensation and benefits if the Executive’s employment is terminated by the Company without “cause” (as such term is defined in the Severance Agreement) or by the Executive for “good reason” (as such term is defined in the Severance Agreement), subject to Executive executing the Company’s standard release of claims:

•

A lump sum payment equal to 200% of the sum of (a) one year’s base salary of the Executive at the time of such termination plus (b) the Executive’s average annual incentive bonus actually paid by the Company for the two calendar years immediately preceding the year in which termination occurs;

•	Immediate vesting of all of Executive’s outstanding equity awards (other than performance-based equity awards) and all deferred compensation;

•

Immediate vesting of a pro rata amount of Executive’s performance-based equity awards based on actual performance from the commencement of the applicable performance period through the date of termination and the projected outcome at the conclusion of the applicable performance;

•	A pro rata annual incentive bonus payment for the year in which termination occurs based on actual performance; and

•	Welfare benefits for two years following the Executive’s termination at the same cost to the Executive as is charged to active employees.

The Severance Agreement provides that the Executive will be entitled to receive the following compensation and benefits if the Executive’s employment is terminated due to death or disability (as defined in the Severance Agreement):

•	A lump sum payment equal to the Executive’s prorated target annual incentive bonus for the year in which termination occurs; and

•	Vesting of all of Executive’s outstanding equity awards as set forth above in connection with a termination by the Company without “cause” or a termination by the Executive for “good reason”.

The Severance Agreement provides that in the event of a “change of control” (as such term is defined in the Severance Agreement), the Executive will be entitled to receive vesting of all of Executive’s outstanding equity awards as set forth above in connection with a termination by the Company without “cause” or a termination by the Executive for “good reason”.

Unlike the Employment Agreement, the Severance Agreement does not provide for a gross-up payment if the Executive incurs an excise tax due to the application of Section 280G of the Internal Revenue Code of 1986. Rather, the amounts received by the Executive that are contingent upon a change in control will either be (a) reduced to the extent necessary to avoid the excise tax, or (b) paid in full, whichever is better for the Executive on an after-tax basis.

A non-competition agreement between the Company and Mr. Monahan provides that Mr. Monahan may not directly or indirectly compete with the Company for a period of three years after his termination of employment if he voluntarily resigns for any reason (including good reason) or is terminated by the Company for cause. In addition, if Mr. Monahan’s employment is terminated by the Company without cause, (i) he has agreed not to directly or indirectly compete with the Company for one year and (ii) the Company may require him not to compete for up to two additional one-year periods if the Company pays him 125% of his annual base salary at the time of termination for each additional one-year period. Mr. Monahan also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of three years after the termination of his employment with the Company for any reason.

Stock Option, Stock Appreciation Right, and Restricted Stock Unit Awards

In addition to severance and other benefits described above, each of the NEOs holds outstanding awards granted pursuant to the Company’s stock incentive plans, which awards are subject to the Company’s standard terms and conditions applicable to such awards. These standard terms and conditions each provide for full vesting acceleration in the event that within one year following a “change of control” the award holder’s employment with the Company is terminated for any reason other than “cause” or voluntary resignation.

For purposes of the standard terms and conditions:

•

the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful non-performance of material duties that is not cured after notice from the Company, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company, and

•

the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

PROPOSAL 4 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Our stockholders can vote to approve, on an annual advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

As discussed in the Compensation Discussion and Analysis, the Company designs its compensation programs to maintain a performance and achievement-oriented environment throughout the Company. The goals of the Company’s executive compensation program are to:

•	Create stockholder value by aligning executive compensation to long-term Company performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of annual incentive (cash bonus) and longer-term (equity participation) compensation.

Consistent with these goals, as also discussed in the “Compensation Discussion and Analysis,” the Compensation Committee has designed guiding principles focused on pay for performance, competitiveness of the Company’s compensation programs with the Company’s peer group, and cost-effective programs without expensive post-employment compensation and with few perquisites or other personal benefits.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related notes and narrative contained in the proxy statement for The Corporate Executive Board Company’s 2012 Annual Meeting of Stockholders.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. Our Board and Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

The Board of Directors Unanimously Recommends an Advisory Vote FOR the Approval of the Compensation of the Named Executive Officers as Disclosed in the Proxy Statement

Other Matters

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must contain the information specified in our bylaws and must be received at our principal executive offices no later than December 31, 2012 to be eligible for consideration for inclusion in the proxy statement relating to that meeting. Such proposals must also comply with SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of the Company’s corporate secretary, at the Company’s principal executive offices, 1919 North Lynn Street, Arlington, Virginia 22209.

In addition, stockholder proposals submitted for consideration at the 2013 Annual Meeting of Stockholders but not submitted for inclusion in our 2013 proxy statement pursuant to Rule 14a-8 must be submitted to the Company at our principal executive offices and must contain the information specified in our bylaws. To be timely, a stockholder proposal made pursuant to the provisions of our bylaws (other than a proposal made pursuant to Rule 14a-8) must be delivered to the corporate secretary at the principal executive offices of the Company not less than 45 days nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the previous year’s annual meeting, then to be timely a stockholder’s notice must be delivered to the corporate secretary not later than the close of business on the tenth day following the day on which a public announcement with respect to such meeting is first made by the Company. In addition, any such stockholder’s notice must otherwise satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal. For our 2013 Annual Meeting of Stockholders, unless we advance or delay the 2013 Annual Meeting by more than the number of days specified in the bylaws (in which case the alternative deadlines set forth in the bylaws and summarized above will apply), we must receive stockholder proposals submitted pursuant to the provisions of our bylaws no earlier than February 27, 2013 and no later than April 23, 2013. If a stockholder proposal submitted pursuant to the provisions of our bylaws is received before February 27, 2013 or after April 23, 2013 it will be considered untimely and we will not be required to present it at the 2013 Annual Meeting of Stockholders.

Procedures governing stockholder recommendations of director nominees are discussed separately under “Consideration of Director Nominees.”

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at 571-303-6956 or by submitting a written request to Pamela J. Auerbach, Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

Our Board does not currently intend to bring any other business before the meeting, and is not aware of any other business to be brought before the meeting. If any other business is properly brought before the meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

Appendix A

THE CORPORATE EXECUTIVE BOARD COMPANY

2012 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of The Corporate Executive Board Company 2012 Stock Incentive Plan (the “Plan”) is to advance the interests of The Corporate Executive Board Company (the “Company”) by stimulating the efforts of employees, officers and, to the extent provided by Section 5(d) and Section 5(e), non-employee directors and other service providers, in each case who are selected to be Plan participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s 2004 Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Deferred Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board of Directors” or “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations promulgated thereunder.

(f) “Common Stock” means the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(g) “Company” means The Corporate Executive Board Company, a Delaware corporation.

(h) “Deferred Stock Unit” or “DSU” means an Award granted pursuant to Section 9 representing the unfunded and unsecured right to receive Common Stock or cash or a combination thereof, as determined by the Administrator, at the end of a specified deferral period.

(i) “Incentive Bonus” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(j) “Incentive Stock Option” or “ISO” means a stock option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(k) “Non-Employee Director” means each person who is, or is elected to be, a member of the Board of Directors and who is not an employee of the Company or any Subsidiary.

(l) “Option” means an ISO and/or a NQSO granted pursuant to Section 6 of the Plan.

(m) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(n) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(o) “Plan” means The Corporate Executive Board Company 2012 Stock Incentive Plan as set forth herein and as amended from time to time.

(p) “Prior Plans” mean The Corporate Executive Board Company 1999 Stock Option Plan, The Corporate Executive Board Company 2001 Stock Option Plan, The Corporate Executive Board Company 2002 Non-Executive Stock Incentive Plan and the Corporate Executive Board Company 2004 Stock Incentive Plan (in each case, as amended).

(q) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b). As used in Section 13(b), the term “contract value” means the aggregate annualized revenue attributed to all agreements in effect at a given date without regard to the remaining duration of any such agreement, and the term “client renewal rate” means the percentage of member institutions renewed, adjusted to reflect reductions in member institutions resulting from mergers and acquisitions of members.

(r) “Restricted Stock” means shares of Common Stock granted pursuant to Section 8 of the Plan.

(s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which shares of Common Stock may be issued in the future.

(t) “Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, shall mean, with respect to Participants other than Non-Employee Directors, retirement from active employment with the Company and its Subsidiaries (i) at or after age 55 and with the approval of the Administrator or (ii) at or after age 65. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

(u) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or shares of Common Stock or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(w) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Non-Employee Director or other non-employee service provider, ceasing to serve as such for the Company, except that (i) subject to Section 6(c), an approved leave of absence or approved employment on a less than full-time basis may constitute employment as determined by the Administrator, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board of Directors shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board of Directors. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(x) “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an ISO, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3.	Eligibility

Any person who is a current or prospective officer or employee (including any director who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(e), any Non-Employee Director shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, to the extent provided by Section 5(d), any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as ISOs may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was adopted by the Board of Directors of the Company as of April 24, 2012 and became effective (the “Effective Date”) when it was approved by the Company’s stockholders on June 7, 2012. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board of Directors may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits.    The aggregate number of shares of Common Stock issuable pursuant to all Awards shall not exceed 7,485,918 (5,600,000 new shares plus 1,885,198 shares available to be issued under the 2004 Plan at March 31, 2012, plus any shares subject to outstanding awards under the Prior Plans as of June 7, 2012 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), up to an aggregate maximum of 11,198,113 shares. Any shares of Common Stock granted as Options or Stock Appreciation Rights shall be counted against, or credited to, this limit as one (1) share for every one (1) share granted. Any shares of Common Stock granted as Awards other than Options or Stock Appreciation Rights shall be counted against, or credited to, this limit as two and one-half (2.5) shares for every one (1) share granted. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.    For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares actually issued upon exercise or settlement of an Award and shall not include shares subject to Awards that have been canceled, expired or forfeited. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under Awards if such shares are: (i) shares that were subject to a stock-settled Stock Appreciation Right or Stock Option and that were not issued upon the net settlement or net exercise of such Stock Appreciation Right or Stock Option, or (ii) shares delivered to or retained by the Company to pay the exercise price or withholding taxes related to an Award.

(c) Tax Code Limits.    The aggregate number of shares of Common Stock subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 500,000, and the aggregate number of shares of Common Stock issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Participant shall not exceed 200,000, which numbers shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m). The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of ISOs granted under this Plan shall not exceed 4,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an ISO under Code Section 422. The maximum amount payable pursuant to that portion of an Incentive Bonus granted under this Plan for any calendar year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed four million dollars ($4,000,000).

(d) Awards to Non-Employee Service Providers.    The aggregate number of shares of Common Stock issued under this Plan pursuant to all Awards granted to non-employee service providers shall not exceed 100,000.

(e) Director Awards.    The aggregate number of shares of Common Stock subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Non-Employee Director shall not exceed 50,000, and the aggregate number of shares of Common Stock issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Non-Employee Director shall not exceed 20,000; provided, however, that in the calendar year in which a Non-Employee Director first joins the Board of Directors, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits.

6.	Options

(a) Option Awards.    Options may be granted at any time and from time to time prior to the termination of the Plan, to Participants selected by the Administrator. No Participant shall have any rights as a stockholder with respect to any shares of stock subject to Option hereunder until said shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.    The purchase price under each Option shall be established by the Administrator, provided that in no event will the purchase price be less than the market price of the Common Stock on the date of grant, except for Options that the Participant pays for or as to which the Participant foregoes other compensation equal in value to the amount of such discount. The purchase price of any Option may be paid in Common Stock, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an Option, the delivery of previously owned Common Stock and withholding of Common Stock deliverable upon exercise.

(c) No Repricing.    Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval. Such prohibited repricing includes canceling, substituting, or exchanging outstanding options in exchange for cash, other awards, or options with an exercise price that is less than the exercise price of the original options, unless approved by shareholders.

(d) Duration and Exercise or Termination of Option.    The Administrator shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator, provided that in no event shall any Option become exercisable sooner than one (1) year after the date of grant except in the event of the Participant’s death, Total and Permanent Disablement or, Retirement or, a change of control (as defined in the applicable Award Agreement). Unless the Administrator provides otherwise Options shall become exercisable 25 percent per year beginning one (1) year after the date of the grant. Unless provided otherwise in the applicable Award Agreement, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. Each Option shall expire within a period of not more than seven (7) years from the date of grant.

(e) Termination of Employment:    Unless an Option earlier expires upon the expiration date established pursuant to Section 6(d), upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death.    Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board of Directors, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the twelve (12) months next succeeding the date of death. Any and all of the deceased Participant’s Options that are not exercised during the twelve (12) months next succeeding the date of death shall be automatically canceled and forfeited as of the end of such twelve (12) month period.

If a Participant should die within thirty (30) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the twelve (12) months succeeding the date of such Termination of employment, but only to the extent of the number of shares as to which such Option was exercisable as of the date of such Termination of Employment. Any and all of the deceased Participant’s Options that are not exercised during the twelve (12) months succeeding the date of termination shall be automatically canceled and forfeited as of the end of such twelve (12) month period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Total and Permanent Disablement.    Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable for a period of twelve (12) months after termination. Any and all Options that are not exercised during the twelve (12) months succeeding the date of termination shall be automatically canceled and forfeited as of the end of such twelve (12) month period.

(3) Retirement.    Upon Retirement of a Participant, the Participant’s Options then held shall be exercisable for a period of twelve (12) months after Retirement. The number of shares with respect to which the Options shall be exercisable shall equal the total number of shares that were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are unexercised during the twelve (12) months succeeding the date of termination shall be automatically canceled and forfeited as of the end of such twelve (12) month period.

(4) Other Reasons.    Upon the date of a Termination of Employment for any reason other than those stated above in Sections 6(e)(1)-(3) or as described in Section 15, (A) any Option that is unexercisable as of such Termination of Employment shall remain unexercisable and shall be automatically canceled and forfeited as of such date, and (B) any Option that is exercisable as of such termination date shall expire the earlier of (i) ninety (90) days following such date or (ii) the expiration date of such Option.

(f) Incentive Stock Options.    Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an ISO: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Option must be at least 110 percent of the fair market value of the Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (x) the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, and (y) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

(g) Other Terms and Conditions.    Options may also contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Administrator shall deem appropriate.

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions of such Option. Subject to the provisions of Section 6, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in shares of Common Stock, cash or combination thereof, as determined by the Administrator. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of a Stock Appreciation Rights may not be reduced without stockholder approval. Such prohibited repricing includes canceling, substituting, or exchanging outstanding stock appreciation rights in exchange for cash, other awards, or stock appreciation rights with an exercise price that is less than the exercise price of the original stock appreciation rights, unless approved by shareholders.

8.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.    Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Administrator. Restricted Stock is an award or issuance of shares of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one share of Common Stock and will entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Stock, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.    Each Award Agreement shall contain provisions regarding (i) the number of shares of Common Stock or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of shares or units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the shares or units as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the shares or units and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. Shares of Common Stock issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Sales Price.    Subject to the requirements of applicable law, the Administrator shall determine the price, if any, at which Awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable under Restricted Stock Unit Awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market price of such shares at the date of grant.

(d) Vesting.    The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of shares of Restricted Stock and under Restricted Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Administrator; provided that in no event shall the grant, issuance, retention, vesting and/or settlement of shares under Restricted Stock or Restricted Stock Unit Awards that is based on performance criteria and level of achievement versus such criteria be subject to a performance period of less than one year and no condition that is based upon continued employment or the passage of time shall provide for vesting or settlement in full of a Restricted Stock or Stock Unit Award over a period of less than three years from the date the Award is made, in each case except in the event of death, Total and Permanent Disablement or Retirement or a change of control (as defined in the applicable Award Agreement) as specified in the agreement evidencing such Award. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Restricted Stock or Restricted Stock Unit is granted.

(e) Discretionary Adjustments and Limits.    Subject to the limits imposed under Code Section 162(m) for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f) Voting Rights.    Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(g) Dividends and Distributions.    Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Administrator. Any such dividends or distributions will be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

9.	Deferred Stock Units

The Administrator may establish rules for the deferred delivery of Common Stock upon exercise of an Option or Stock Appreciation Right and upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus or of any other compensation arrangement maintained by the Company or a Subsidiary, in each case with the deferral evidenced by use of “Stock Units” equal in number to the number of shares of Common Stock whose delivery is so deferred or to the value of the amount being so deferred. A “Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock. Unless the Administrator specifies otherwise, Stock Units represent an unfunded and unsecured obligation of the Company. Settlement of Stock Units upon expiration of the deferral period shall be made in Common Stock, cash or a combination thereof, as determined by the Administrator. The amount of Common Stock, or other settlement medium, to be so distributed may be increased by dividend equivalents. Unless determined otherwise by the Administrator, during the deferral period a Participant will not have any rights as a stockholder of the Company, including, without limitation, voting rights and the right to receive dividends or distributions. Until a Stock Unit is so settled, the number of shares of Common Stock represented by a Stock Unit shall be subject to adjustment pursuant to Section 12. Any Stock Units that are settled after the holder’s death shall be distributed to the holder’s designated beneficiary(ies) or, if none was designated, the holder’s estate.

10.	Incentive Bonuses

(a) General.    Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.    Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.    The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

(d) Timing and Form of Payment.    The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in shares of Common Stock, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.    Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the shares of Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

12.	Adjustment of and Changes in the Stock

In the event that the number of shares of Common Stock of the Company shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or otherwise in an equity restructuring transaction, as that term is defined in ASC 718, then each share of Common Stock of the Company which has been authorized for issuance under the Plan, whether such share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 5 of this Plan, shall be proportionately adjusted by the Administrator to reflect such increase or decrease, unless the Company provides otherwise under the terms of such transaction. The terms of any outstanding Award also shall be equitably adjusted by the Administrator as to price, number of shares of Common Stock subject to such Award and other terms to reflect the foregoing events.

In the event there shall be any other change in the number or kind of outstanding shares of Common Stock of the Company, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, whether by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in ASC 718, then the Administrator shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as ISOs shall comply with the requirements, provisions and restrictions of the Code unless otherwise determined by the Administrator.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the shares subject to the Award shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by the Company to each Participant, which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

13.	Qualifying Performance-Based Compensation

(a) General.    The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify a percentage of an Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.    For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, (xxi) contract value, or (xxii) client renewal rate. To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual or non-recurring items as described in Accounting Standards Codification 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year (including any objectively determinable legal, integration, or deal-related costs in connection therewith). The Administrator may include (or exclude) specific items into (or from) the components of a performance criteria so long as such adjustments are specified in writing at the time of grant of the Award.

14.	Transferability

Unless the Administrator specifies otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.

15.	Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or Board of Directors may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive shares of Common Stock in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “act of misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested shares of Common Stock previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such Stock Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of shares issued under an ISO, the vesting of or settlement of deferred units under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue shares of Common Stock, make any payment or to recognize the transfer or disposition of shares until such obligations are satisfied. The Administrator may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering shares previously acquired.

18.	Administration of the Plan

(a) Administrator of the Plan.    The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board of Directors or, in the absence of a Compensation Committee, the Board of Directors itself. Any power of the Administrator may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Code Section 162(m). To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the

Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself or any Non-Employee Director as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day- to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.    Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of shares subject to Awards and the exercise or purchase price of such shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a Change of Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to establish the terms of adjustments pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Administrator.    All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.    In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a)	increase the maximum number of shares for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c)	reduce the exercise price of outstanding Options;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the NYSE listing requirements; or

(g)	increase the individual maximum limits in Sections 5(c) and 5(d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board of Directors who are neither members of the Compensation Committee of the Board of Directors nor employees of the Company or any Subsidiary. If there are no such members of the Board of Directors, the arbitrator shall be selected by the Board of Directors. The arbitrator shall be an individual who is an attorney licensed to practice law in the District of Columbia, Commonwealth of Virginia or State of Delaware. Such

arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited bylaw, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates, accordingly, subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

THE CORPORATE EXECUTIVE BOARD COMPANY PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 7, 2012

The undersigned hereby appoints Thomas L. Monahan III and Pamela J. Auerbach, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of The Corporate Executive Board Company, which will be held at our offices at 1919 North Lynn Street, Arlington, Virginia 22209, on June 7, 2012, at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters set forth on the reverse side of this proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, AND 4.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATE EXECUTIVE BOARD COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, AND FOR PROPOSALS 2, 3, AND 4. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE DATE, SIGN AND MAIL YOUR

PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS

THE CORPORATE EXECUTIVE BOARD COMPANY

June 7, 2012

		FOR	WITHHOLD	*Exceptions
		All nominees listed (except as indicated to the contrary)	Authority to vote for all nominees listed
1. Election of Directors		☐	☐	☐
Nominees:	Thomas L. Monahan III
Gregor S. Bailar
Stephen M. Carter
Gordon J. Coburn
L. Kevin Cox
Nancy J. Karch
Daniel O. Leemon
Jeffrey R. Tarr

(Instructions: To withhold authority to vote for any named nominee(s), mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
2. Ratification of the Retention of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2012	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Adoption of the Company’s 2012 Stock Incentive Plan	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Advisory Vote to Approve the Compensation of Named Executive Officers	☐	☐	☐

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy card in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Dated:	________, 2012.

Signature (if held jointly)	Dated:	________, 2012.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the president or vice president and the corporate secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy card for a stockholder should give their full title. Please date the proxy card.